Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

DATED April 4, 2008

(1)	THE SEVERAL PERSONS WHOSE NAMES ARE
SET OUT IN COLUMN 1 OF SCHEDULE 1

(2)	NYFIX GLOBAL SERVICES, LIMITED

(3)	NYFIX, INC

AGREEMENT FOR THE SALE AND PURCHASE
OF THE ENTIRE ISSUED SHARE CAPITAL
OF FIX CITY LIMITED

STEPHENSON HARWOOD
One, St Paul's Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 1258/46-02758

CONTENTS

		Page

1	Definitions and Interpretation	2

2	Agreement for Sale	8

4	Seller's Intellectual Property	13

5	Warranties and Indemnity	14

6	Restrictive Covenants	16

7	FSA Application Covenant	22

8	Payments	22

9	Assignment	23

10	Announcements and Confidentiality	23

11	Costs	24

12	Notices	24

13	Exclusion of Contracts (Rights of Third Parties) Act 1999	25

14	Further Assurance	25

15	No Merger	25

16	Counterparts	26

17	Waiver	26

18	Entire Agreement	26

19	Governing Law, Jurisdiction and Service Of Proceedings	27

20	Guarantee	27

Schedule 1		29

Particulars of Sellers and apportionment of Consideration		29

Schedule 2		30

Details of the Company		30

Schedule 3		32

Warranties		32

Limitations on Sellers' Liability		50

Schedule 4		58

1	Definitions and Interpretation	58

2	Covenant	60

3	Limitations on Liability	62

4	Mitigation	65

5	Over-Provisions, Reliefs, etc	65

6	Recovery from other Persons	67

7	Conduct of Tax Affairs	68

8	Due Date of Payment	73

9	Deductions from Payments	74

10	Buyer Covenants	75

1	Returns and payment of Taxation	76

2	Taxation claims, liabilities and reliefs	77

3	Tax residence and status	78

4	Corporation Tax on chargeable gains	79

5	Shares owned by directors or employees	80

6	Value Added Tax	80

7	Stamp Duty	81

8	Tax Avoidance	82

9	Miscellaneous	82

Schedule 5		85

Intellectual Property Rights		85

Schedule 6		86

Deferred Consideration		86

Appendix 1		97

Schedule 7		98

Relevant Competitors		98

Schedule 8		99

Bank Balance Figures		99

THIS AGREEMENT is made on April 4, 2008

BETWEEN:

(1)	THE SEVERAL PERSONS whose names and addresses are set out in column 1 of Schedule 1 (together the "Sellers" and each a "Seller");

(2)
NYFIX GLOBAL SERVICES, LIMITED a company incorporated and registered in England and Wales with company number 05988275 whose registered office is at 160 Queen Victoria Street London EC4V 4BF (the "Buyer"); and

(3)	NYFIX, INC a company incorporated and registered in Delaware with offices at 100 Wall Street, New York, NY 10005 ("the Guarantor")

RECITALS:

(A)	The Company has an authorised share capital of £100,000 divided into 100,000 shares of £1 each of which 1,288 of such shares have been issued and are fully paid.

(B)	Further particulars of the Company at the date of this Agreement are set out in Schedule 2.

(C)
The Sellers are the legal and beneficial owners of the legal and beneficial title to the number of shares set out opposite their respective names in Schedule 1, comprising in aggregate the whole of the issued share capital of the Company.

(D)	The Sellers have agreed to sell and the Buyer has agreed to buy the Shares subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

"Accounts"
the individual financial accounts of the Company compiled by the Company's external accountants for the two financial periods ended on the Accounts Date, together in each case with the notes, directors' and accountants' reports and all other statements incorporated in or annexed to them;

"Accounts Date"	31 December 2007;

"Act"	the Companies Act 1985 and the Companies Act 2006 to the extent that it is in force;

"this Agreement"	this agreement (and the schedules to it), as varied from time to time pursuant to its terms;

"Business Day"	a day which is not a Saturday, a Sunday or a bank or public holiday in England or New York;

"Buyer's Group"	the Buyer, its parent undertakings and its subsidiary undertakings from time to time and any subsidiary undertaking for the time being of a parent undertaking of the Buyer;

"Buyer's Solicitors"	Stephenson Harwood of One, St Paul's Churchyard, London EC4M 8SH and any successor firm;

"Company"
FIX City Limited, a company incorporated and registered in England and Wales with company number 04511314 whose registered office is at Financial House, 14 Barclay Road, Croydon, Surrey CR0 1JN, brief particulars of which are set out in Part 1 of Schedule 2;

"Completion"	completion of the sale and purchase of the Shares in accordance with this Agreement;

"Completion Date"	the date on which Completion takes place;

"Consideration"	£3,250,000 and the Deferred Consideration;

"Deferred Consideration"	the consideration, if any, to be calculated and paid in accordance with Schedule 6;

"Disclosure Letter"	the letter from the Sellers to the Buyer, dated with the date of this Agreement disclosing certain exceptions to the Warranties;

"Due Proportions"	in the case of the [**]%, in the case of [**]% and in the case of [**]%;

"Encumbrance"
a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, a claim of any kind, other encumbrance or security interest of any kind or other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

"Founders"	[**]; and “Founder” shall mean any one of them;

"FSA"	the Financial Services Authority;

"Group"	the Company and its Subsidiary Undertaking;

"Group Company"	the Company and/or the Subsidiary Undertaking as appropriate;

"Intellectual Property Rights"
patents, rights to inventions, copyright and related rights, moral rights, trade marks, and domain names, rights to goodwill or to sue for passing off or unfair competition, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Key Employees"	[**];

"Losses"	in relation to any matter, all liabilities, losses, claims, costs and reasonable expenses relating to that matter;

"Parties"	the parties to this Agreement; and "Party" means any one of them;

"Property"
12-16 Clerkenwell Road, London EC1M 5PQ (office numbers 107 and 108), 14 Wall Street, 20th Floor, New York NY10005 and Norwell Executive Center, 167 Washington Street, Norwell, Massachusetts 02061 USA and includes an individual property and a part of an individual property;

"Sellers' Solicitors"	H Montlake & Co, 197 High Road, Ilford IG1 1LX and any successor firm;

"Shares"	all the issued shares in the capital of the Company;

"Subsidiary Undertaking"	the subsidiary undertaking of the Company listed in Part 2 of Schedule 2;

"Tax" or "Taxation"
any form of tax, levy, duty, charge, contribution, withholding or impost of whatever nature capable of being imposed or demanded by a Tax Authority, any liability to pay for group relief, repay an amount received in relation to group relief, contribute to the tax liabilities of another person, and any other amount representative of Tax together with all penalties, charges, and interest relating to any of them regardless of whether any such liabilities are chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and of whether any amount in respect of them is recoverable from any other person;

"Tax Authority"	any taxing or other authority (whether within or outside the United Kingdom) competent to impose or demand any Tax;

"Tax Covenant Claim"	a claim under the covenants set out in paragraph 2 of the Tax Deed;

"Tax Deed"	the provisions of Part 1 of Schedule 4 to this Agreement;

"Tax Warranties"	the warranties set out in Part 2 of Schedule 4;

"TCGA"	the Taxation of Chargeable Gains Act 1992;

"VAT"	value added tax as provided for in VATA, and any tax imposed in substitution for it;

"VATA"	the Value Added Tax Act 1994;

"Warranties"	the warranties of the Sellers contained in Clause 5 and set out in Part 1 of Schedule 3 and the Tax Warranties;

"Warranty Claim"	a claim for any breach of any of the Warranties including the Tax Warranties; and

1.2	In this Agreement, unless the context requires otherwise:

1.2.1
any reference to the parties or a recital, Clause or Schedule is to the parties or the relevant recital, Clause or Schedule of or to this Agreement, and any reference in a Schedule to a paragraph is to a paragraph of that Schedule or, where relevant, that part of that Schedule;

1.2.2	the Clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of any gender includes the other genders;

1.2.5	"financial year", "parent undertaking" and "subsidiary undertaking" have the meanings given to them by sections 223 and 258 of the Companies Act 1985 respectively;

1.2.6
any reference to a statute, statutory provision or subordinate legislation ("legislation") shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation except to the extent that any amendment, re-enactment or consolidation on or after the date of this Agreement would increase the liability of any party under this Agreement;

1.2.7
any reference to a document being "in the agreed form" means a document in a form agreed by the Parties and either entered into on the date of this Agreement by the relevant Parties or initialled by the Parties or on their behalf, in the latter case with such amendments as they may subsequently agree;

1.2.8
unless otherwise stated herein, where a statement is qualified by the expression "so far as the Sellers are aware" or "to the best of the knowledge, information and belief of the Sellers", or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry; and

1.2.9
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.3
The Schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules and recitals.

2	Agreement for Sale

2.1
Subject to the terms of this Agreement, each Seller shall sell or cause to be sold and the Buyer shall buy the shares indicated in column 2 of Schedule 1 opposite that Seller's respective name free from all Encumbrances and in all other respects with full title guarantee. The Shares shall be sold with all rights attaching to them at Completion or subsequently, including the rights to receive all dividends and other distributions declared, paid or made at or after Completion.

2.2
The purchase price for the Shares shall be the Consideration and the Sellers and the Buyer agree to give effect to all the provisions of Schedule 6. Each of the Sellers shall be entitled to receive that part of the Consideration set out opposite his name in column 3 of Schedule 1.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

2.4	The Sellers waive all rights of pre-emption over any of the Shares conferred either by the articles of association of the Company or in any other way.

3	Completion

3.1
Completion shall take place at the offices of the Buyer's Solicitors immediately after the signing of this Agreement or at such other place and time as shall be mutually agreed between the Parties when the events set out in Clauses 3.2 to 3.5 (inclusive) shall take place.

3.2	At Completion, the Sellers shall deliver or make available to the Buyer:

3.2.1	transfers of the Shares duly executed by the respective registered holders in each case in favour of the Buyer (or as it may direct);

3.2.2
the share certificates representing the Shares together with any power of attorney or other authority under which such transfers have been executed and such waivers or consents as the Buyer may require to enable the Buyer (or such person as the Buyer directs) to be registered as the holder(s) of the Shares;

3.2.3	certificates for all issued shares in the capital of the Subsidiary Undertaking held by the Company;

3.2.4	entry into by the Company's Key Employees of service agreements with the Buyer and/or the Company in the agreed form;

3.2.5
a letter executed as a deed in the form required by the Buyer from each present director and secretary of the Company in each case resigning their respective office (with effect from the end of the meeting held pursuant to Clause 3.3) and acknowledging that the writer has no claim against the Company for compensation for loss of office or otherwise;

3.2.6
a letter executed as a deed in the form required by the Buyer from each present director and secretary of the Subsidiary Undertaking in each case resigning their respective office (with effect from the end of the meeting held pursuant to Clause 3.4 or, if no such meeting occurs, pursuant to Clause 3.3) and acknowledging that the writer has no claim against the Company or the Subsidiary Undertaking for compensation for loss of office or otherwise;

3.2.7
an irrevocable power of attorney (in such form as the Buyer may reasonably require) executed by each of the registered holders of the Shares in favour of the Buyer to enable the Buyer (pending registration of the transfers referred to in Clause 3.2.1) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

3.2.8
statements for each bank account of the Company at the close of business on the last Business Day preceding Completion which will show cash in the accounts totalling no less than £[**] (based on the figures for creditors paid and payments received being those set out in Schedule 8); and

3.2.9
the seal (if any), statutory registers, certificate of incorporation (and any certificate of incorporation on change of name), minute books and share certificate books of each of the Company and the Subsidiary Undertaking complete and up-to-date in all material respects up to but not including Completion.

3.3	The Sellers shall ensure that a board meeting of the Company is held at Completion at which:

3.3.1	the people nominated by the Buyer are appointed as the directors and secretary (as the case may be) of the Company with immediate effect;

3.3.2	the resignations referred to in Clauses 3.2.5 and 3.2.6 are accepted with effect from the close of the meeting;

3.3.3	the registered office of the Company is changed to 160 Queen Victoria Street, London EC4V 4BF.

3.3.4	the transfers referred to in Clause 3.2.1 are approved for registration; and

3.3.5	each existing bank mandate of the Company is cancelled and a new bank mandate appointing the Buyer's chosen signatories submitted to the relevant bank;

and shall cause the original minutes of such resolutions signed by the chairman to be delivered to the Buyer.

3.4	The Sellers shall ensure that, immediately after the board meeting referred to in Clause 3.3:

3.4.1	any meeting of the board of directors of the Subsidiary Undertaking that the Buyer may require is held; and

3.4.2	any meeting held pursuant to Clause 3.4.1 deals with any matter referred to in Clause 3.3 that the Buyer may require.

3.5	At Completion, the Buyer shall:

3.5.1	deliver to the Sellers a certified copy of the minutes of a meeting of the directors of the Buyer approving the purchase of Shares together with any related matters in the agreed form; and

3.5.2	pay the sum of £3,250,000 (three million two hundred and fifty thousand pounds sterling) in accordance with Clause 8.

3.6
If either the Sellers or the Buyer (referred to in this Clause 3 as the "defaulting party") does not or is unable to fulfil any material obligations under Clauses 3.2 to 3.5 as the case may be, at the time when Completion is due to take place under Clause 3.1, the other party (referred to in this Clause 3 as the "non-defaulting party") may in addition to any other right or remedy it may have, by notice to the defaulting party:

3.6.1	postpone Completion by up to 10 Business Days; or

3.6.2
elect to proceed to Completion, in which case the defaulting party shall be obliged to fulfil those obligations under Clauses 3.2 to 3.5, as the case may be, which it is then able to fulfil and to fulfil the remaining obligations on or before any later date specified for the purpose in the notice; or

3.6.3
if having already given notice under Clause 3.6.1 and a period of not less than 10 Business Days having elapsed without each unfulfilled obligation in question having been fulfilled in all material respects, elect not to complete the sale and purchase of the Shares.

3.7	If Completion is postponed on any occasion under Clause 3.6.1, Clause 3.6 shall apply with respect to each occasion to which it is so postponed.

3.8
If the non-defaulting party elects not to complete the sale and purchase of the Shares in accordance with Clause 3.6.3, the Parties shall have no further rights or obligations under this Agreement, other than accrued rights and obligations at the time of that election in respect of prior breaches, save that Clauses 10-13 and 16-19 shall remain binding on the Parties in accordance with their terms.

4	Seller's Intellectual Property

4.1
Each Seller hereby assigns to the Buyer with full title guarantee all Intellectual Property Rights vested in them (the "Sellers' Intellectual Property") that has been used by the Company in its business or is utilizable by the Company (or the Buyer following Completion) (which includes but is not limited to the Intellectual Property Rights listed in Schedule 5) together with all goodwill attaching to such Intellectual Property Rights the right to sue for damages and other remedies for any infringement of such Intellectual Property Rights that occurred before the Completion Date.

4.2
The Sellers each agree and undertake to provide to the Buyer (at its request and expense) all reasonable assistance with any proceedings which may be brought by or against the Buyer against or by any third party relating to the rights assigned by this Agreement.

4.3
The Sellers shall at the cost and expense of the Buyer do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the Buyer may from time to time reasonably require (without the imposition of any liability on the Sellers in addition to that which they would have under this Agreement) in order to give the Buyer the full benefit of this agreement, whether in connection with any registration of title or other similar right or otherwise.

4.4
The telephone numbers of the mobile telephones used by the Founders and Matthew Barkway belong to those individuals and not the Company and the Buyer will procure that the Company uses its reasonable endeavours to arrange for each relevant telephone number to be transferred as the relevant Seller may direct.

5	Warranties and Indemnity

5.1
Subject to Clause 5.10, [**] warrant to the Buyer in the terms set out in Part 1 of Schedule 3 and Part 2 of Schedule 4 and not withstanding any other provision of this Agreement, any reference in any Warranty to a Seller shall be to the Sellers.

5.2	The Sellers are aware and acknowledge that the Buyer has entered into this Agreement in reliance on the Warranties which have induced it to enter into this Agreement.

5.3
The Warranties are given subject only to the matters fairly disclosed in the Disclosure Letter. The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by Completion.

5.4
Each of the Warranties set out in each paragraph of Part 1 of Schedule 3 are separate and independent and unless otherwise expressly provided shall not be limited by reference to any other Warranty or anything in this Agreement.

5.5	If there is a breach of a Warranty and:

5.5.1	the value of an asset of the Company or the Subsidiary Undertaking is or becomes less than the value would have been had the breach not occurred; or

5.5.2
the Company and/or the Subsidiary Undertaking is/are subject to or incur(s) a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

[**] pay the Buyer on demand (at the Buyer’s option) an amount equal to the relevant Due Proportion of the reduction caused in the value of the Shares.

5.6	[**] indemnify the Buyer against the relevant Due Proportion of all reasonable and proper costs which the Buyer may incur whether before or after the start of an action in connection with:

5.6.1	the settlement of a claim against the Sellers in respect of a breach or an alleged breach of a Warranty or the enforcement of a settlement; and

5.6.2	legal proceedings against the Sellers in respect of a breach or an alleged breach of a Warranty in which judgment is given for the Buyer or the enforcement of the judgment.

5.7
[**] the Buyer against the relevant Due Proportion of all reasonable and proper costs which the Buyer may incur in relation to any and all losses suffered by the Company following Completion as a result of any variation or error in the figures set out in Schedule 8.

5.8
If in respect of or in connection with any breach of any of the Warranties or any indemnity claim under this Clause 5 any sum payable to the Buyer by the Sellers by way of compensation is subject to Taxation, then such further amount shall be paid to the Buyer by the Sellers so as to secure that the net amount received by the Buyer is the same as it would have been were the payment not subject to Taxation.

5.9
Each of the Sellers waives and may not enforce any rights which he/she may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by the Company and/or the Subsidiary Undertaking or any present or former officer or employee of the Company and/or the Subsidiary Undertaking for the purpose of assisting them in relation to any term of this Agreement, the making of a representation, the giving of a warranty or the preparation of the Disclosure Letter.

5.10
Part 2 of Schedule 3 (Limitations on Sellers' liability) shall apply to limit or exclude, in accordance with its terms, any liability of the Sellers in respect of a Warranty Claim, provided that no provision of that schedule shall apply to limit or exclude any such liability arising out of any fraudulent act or omission by or on behalf of the Sellers.

5.11
Any amount paid by or on behalf of the Sellers in respect of a breach of the Warranties and/or under a Warranty Claim made under Part 1 of Schedule 3 shall be deemed to reduce the Consideration and be a repayment of the Consideration to the extent of that amount.

6	Restrictive Covenants

6.1	In this Clause 6.1:

"Confidential Information"
means trade secrets, confidential knowledge, non-public data and any other proprietary information of the Company or the Subsidiary Undertaking. By way of illustration but not limitation, "Confidential Information" includes (i) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, in each case to the extent such items relate to communications and/or business transactions with one or more users over a computer network or the Internet; (ii) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of any other employee of the Company or the Subsidiary Undertaking;

"Founders"	means [**];

"Prospective Customer"
means any person with whom the relevant Seller had dealings during the Relevant Period in the course of his/her employment with a view to that person becoming a customer or client of the Company or the Subsidiary Undertaking;

"Relevant Area"	means [**];

"Relevant Competitors"	means those companies listed in Schedule 7;

"Relevant Customer"
means any person who has been at any time during the Relevant Period a customer or client of the Company or the Subsidiary Undertaking with whom the relevant Seller was actively involved in the course of his/her employment during the Relevant Period;

"Relevant Distributor"	means any distributor of the Company's and/or the Subsidiary Undertaking's products with whom the relevant Seller was actively involved in the course of his/her employment during the Relevant Period;

"Relevant Employee"
means an employee of the Company or the Subsidiary Undertaking with whom the relevant Seller had material dealings in the course of his/her employment during the Relevant Period and who is employed wholly or mainly in a senior/managerial/customer facing capacity;

"Relevant Period"	means the period of [**] ending on Completion;

"Relevant Services"
means services the same as or similar to those being provided by the Company or the Subsidiary Undertaking at Completion and with which the relevant Seller was actively involved in any capacity in the course of his/her employment during the Relevant Period;

"Relevant Supplier"	means any supplier to the Company or the Subsidiary Undertaking with whom the relevant Seller was actively involved in the course of his/her employment during the Relevant Period.

6.2	The Founders covenant that they will not for a period of [**] after Completion and [**] covenant that they will not for a period of [**] after Completion:

6.2.1
be concerned in any business which is carried on in the Relevant Area, or the Relevant Competitors, and which is competitive or likely to be competitive with any business in which the relevant Seller was actively involved during the course of his/her employment during the Relevant Period and which is carried on by the Company or another Group Company at Completion;

6.2.2	directly or indirectly, whether on his/her own account or on behalf of or in conjunction with any person:

(a)	canvass or solicit business or custom for the provision of any Relevant Services from any Relevant Customer;

(b)	deal with any Relevant Customer in respect of the provision or potential provision of any Relevant Services;

(c)	canvass or solicit business or custom for the provision of any Relevant Services from any Prospective Customer;

(d)	deal with any Prospective Customer in respect of the provision or potential provision of any Relevant Services;

(e)
induce or attempt to induce any Relevant Supplier to cease to supply, or to restrict or vary the terms of supply to, the Company or the Subsidiary Undertaking or otherwise interfere with the relationship between a Relevant Supplier and the Company or the Subsidiary Undertaking;

(f)
induce or attempt to induce any Relevant Distributor to cease to distribute, or to restrict or vary the terms of any distribution agreements in relation to, the Company's or the Subsidiary Undertaking's products or otherwise interfere with the relationship between a Relevant Distributor and the Company or the Subsidiary Undertaking;

(g)
induce or attempt to induce any employee of the Company to leave the employment of the Company or the Subsidiary Undertaking (whether or not this would be a breach of contract by the Relevant Employee).

6.3	For the purposes of Clause 6.2.1 above, the relevant Seller is concerned in a business if:

6.3.1	he/she carries it on as a principal or agent; or

6.3.2	he/she is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

6.3.3
(excluding [**] in relation to his employment at the date of this Agreement) he/she has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

6.3.4
(excluding [**] in relation to his employment at the date of this Agreement) he/she is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (whether as shareholder or otherwise) in any person who carries on the business.

6.4
The Sellers covenant that at any time during the course of their employment with the Company or the Subsidiary Undertaking or at any time thereafter, they shall not use in connection with any other business any name which includes the name or any part of the name of the Company or the Subsidiary Undertaking or any product name or any colourable imitation of it or them.

6.5	The Sellers agree that they will not, during the course of their employment with the Company or the Subsidiary Undertaking or at any time thereafter:

6.5.1	disclose any Confidential Information to any person, firm, corporation, or other entity for any reason or purpose whatsoever;

6.5.2	copy any Confidential Information, except as reasonably required in the course of their duties for the Company or the Subsidiary Undertaking; or

6.5.3	make use of any Confidential Information for their own purposes or for the benefit of any person, firm, corporation or other entity, other than the Subsidiary Undertaking, under any circumstances.

6.6	The covenants in this clause are for the benefit of the Company itself and as trustee for the Subsidiary Undertaking.

6.7
Each of the restrictions in each paragraph or clause above are enforceable independently of each of the others and their validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in Clause 6.1) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

7	FSA Application Covenant

7.1	The Sellers hereby acknowledge and agree that the FSA has advised in its email to the Sellers of 2 April 2008 that FSA authorisation should be sought.

7.2
The Founders hereby covenant that they will use their reasonable endeavours to assist the Buyer in any and all respects in relation to the application to the FSA for authorisation and will take all reasonable actions necessary to ensure that such application for authorisation is submitted, including (but not limited to) providing all documentation and information required in respect of the application which is either in any of their possessions, power or control.

7.3
In the event that the Sellers breach the covenant set out in Clause 7.2, the Buyer has the right to set off any of the Deferred Consideration owing to the Sellers pursuant to Schedule 6 against any and all losses suffered by it in relation to such breach.

8	Payments

8.1	The Buyer shall pay all payments due to the Sellers by telegraphic transfer of immediately available funds to the account of the Sellers' Solicitors on behalf of the Sellers at:

Bank:	[**]
Sort code:	[**]
Account name:	[**]
Account number:	[**]

or to any other account of which the Sellers Solicitor's give the Buyer at least three Business Days' notice from time to time.

8.2	Payment of any sum to the Sellers' Solicitors will discharge the obligations of the Buyer to pay the sum in question and the Buyer shall not be concerned to see the application of the monies so paid.

9	Assignment

No party may assign the benefit of any provision in this Agreement save for an assignment by the Buyer to any member of the Buyer's Group provided that any such assignment to any member of the Buyer's Group is made on terms that if such assignee would cease to be a member of the Buyer's Group, such rights will further be assigned to the Buyer or to another member of the Buyer's Group.

10	Announcements and Confidentiality

10.1
Save as provided in Clause 10.2 no announcement or circular or disclosure in connection with or concerning this Agreement or any matter arising from the Agreement shall be made or issued by or on behalf of the Sellers without the prior written consent of the Buyer which shall not be unreasonably withheld or delayed.

10.2
Clause 10.1 shall not apply to any disclosure made by the Sellers to their professional advisers, or to any announcement or disclosure required by the laws of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction.

11	Costs

11.1
Except as set out in Clause 11.2, each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

11.2	The Buyer shall pay all stamp and other transfer duties and registration fees applicable to any document to which it is a Party and which arise as a result of or in consequence of this Agreement.

12	Notices

12.1
Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the Party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows (and, for the avoidance of doubt, may not be given by e-mail):

to the Buyer:

For the attention of: Office of the General Counsel, NYFIX, Inc

Address: 100 Wall Street, 24th Floor, New York NY10005 USA

Facsimile number: 001 917 637 1585

To the Sellers

At their respective addresses set out in Schedule 1 as may be altered from time to time by notice to the Buyer.

12.2
Any Party may from time to time notify the others of any other address or fax number for the receipt of notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

12.3
Any notice, consent or other communication given in accordance with Clause 12.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

13	Exclusion of Contracts (Rights of Third Parties) Act 1999

13.1
The Parties to this Agreement do not intend any of its terms to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement save for the provisions of Clause 6.

13.2
Notwithstanding any other provision of this Agreement, the Sellers and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of the Company or the Subsidiary Undertaking and accordingly section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

14	Further Assurance

At or after Completion, the Sellers shall at the Buyer's cost execute all such documents and do or cause to be done all such other things as the Buyer may from time to time reasonably require in order to vest in the Buyer legal title to and the benefit of the Shares and otherwise to give full effect to this Agreement.

15	No Merger

The provisions of this Agreement shall remain in full force and effect as regards any of its unperformed or unimplemented provisions including, without limitation, all guarantees, warranties and undertakings notwithstanding Completion.

16	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument, and shall not be effective until each of the Parties has executed at least one counterpart.

17	Waiver

No delay or failure by the Buyer or any of the Sellers to exercise any of their respective powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any further exercise of them. The remedies provided in this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any remedies provided by law. A waiver of a breach of any term of this Agreement shall not constitute a waiver of any other breach of this Agreement.

18	Entire Agreement

18.1
This Agreement, and the documents referred to in it together constitute the entire agreement and understanding of the Parties and supersede any previous agreement between the Parties relating to the subject matter of this Agreement.

18.2
The Buyer acknowledges that no provisions are to be regarded as implied into this Agreement, save for those implied by law and which are not lawfully capable of being excluded. All implied provisions lawfully capable of being excluded are hereby excluded for all purposes.

18.3
In entering into this Agreement and subject to Part 2 of Schedule 3, the Buyer accepts that it is not relying on any representation, warranty or on any other information or statement of opinion or belief, whether written or oral, express or implied, which is not expressly comprised within or the subject of any of the Warranties.

18.4	Except as otherwise permitted by this Agreement, no change to its terms shall be effective unless it is in writing and signed by on or behalf of each of the Parties.

19	Governing Law, Jurisdiction and Service Of Proceedings

19.1
This Agreement shall be governed by and construed in accordance with the law of England and Wales. Each Party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

19.2
Each Party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each Party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each Party and may be enforced in the courts of any other jurisdiction.

19.3	Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

20	Guarantee

20.1
The Guarantor unconditionally and irrevocably guarantees to the Sellers to discharge on written demand by the Sellers payment of all sums payable by the Buyer under Schedule 6 of this Agreement (such payment obligations of the Buyer being referred to below as "Obligations").

20.2
The Sellers must make written demand against the Buyer but may make demand upon the Guarantor in respect of any of the Obligations if not satisfied by the Buyer within 30 Working Days of the Sellers' demand against the Buyer.

20.3	This Agreement is a continuing security and shall remain in full force and effect until all of the Obligations have been discharged and performed in full.

20.4
The provisions of this Clause 20 are in addition to any other guarantee or security, present or future, held by the Sellers in respect of the Obligations or any of them, and shall not merge with or prejudice such other guarantee or security, or any contractual or legal rights of the Sellers.

THIS AGREEMENT has been executed by or on behalf of the Parties on the date at the top of page 1.

Schedule 1

Particulars of Sellers and apportionment of Consideration

Column 1	Column 2	Column 3

Seller's name and address	Number of shares held by Seller	Seller's proportion of the Consideration

Karl Spencer Breeze Bay Cottage Bertie Lane Uffington Stamford PE9 4SZ	399	30.9783%

Amy Jane Muddimer 2 Peplins Way Brookmans Park Hertfordshire AL9 7UU	399	30.9783%

Paul Denby Scott 2 Peplins Way Brookmans Park Hertfordshire AL9 7UU	399	30.9782%

Andrew Southon 38 Thorley Hill Bishops Stortford Hertfordshire CM23 3LZ	65	5.0466%

Matthew George Barkway 54 Manor Road Chelmsford Essex CM2 0EP	26	2.0186%

Schedule 2

Part 1
Details of the Company

Date and place of incorporation	:	Incorporated on 14 August 2002 in England and Wales

Registered number	:	04511314

Registered office	:	Financial House, 14 Barclay Road, Croydon, Surrey, CRO 1JN

Authorised share capital	:	£100,000 divided into 100,000 ordinary shares of £1.00 each and £10,000 divided into 1,000,000 ordinary B shares of £0.01 each

Issued share capital	:	£1288.00 divided into 1,288 ordinary shares of £1.00 each

Directors	:	1) Matthew George Barkway 2) Karl Spencer Breeze 3) Amy Jane Muddimer 4) Paul Denby Scott

Secretary	:	Amy Jane Muddimer

Shareholders	:
1) Karl Spencer Breeze (399 Ordinary Shares)

2) Amy Jane Muddimer (399 Ordinary Shares)

3) Paul Denby Scott (399 Ordinary Shares)

4) Andrew Southon (65 Ordinary Shares)

5) Matthew George Barkway (26 Ordinary Shares)

Accountants	:	The McCay Partnership

Accounting reference date	:	31 December

Tax residence	:	England and Wales

Part 2
Details of the Subsidiary Undertaking

Date and place of incorporation	:	27 April 2006, New York State

Registered number	:	N/A

Registered office	:	14 Wall Street, New York, NY 10005

Authorised share capital	:	200 Shares of no par value

Issued share capital	:	100 Shares of no par value

Directors	:	Andrew Southon (President)

Secretary	:	Karl Breeze

Shareholder	:	FIX City Limited

Accounting reference date	:	31st December

Tax residence	:	New York

Schedule 3

Part 1
Warranties

1	SHARES AND OTHER SECURITIES OF THE COMPANY

1.1	The Shares represent the entire issued share capital of the Company.

1.2	The shareholders of Company listed in Part 1 of Schedule 2 are and will at Completion be the holders of the shares set out against their names and have the right to sell such shares.

1.3	The Company will not, at Completion, have any debenture or any other security in issue.

1.4
No person has the right or has claimed to have a subsisting right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, or to convert any security into any shares, debentures or other securities of the Company, including pursuant to an option or warrant.

1.5	The Company has not at any time purchased its own shares or redeemed or forfeited any shares, or agreed to do so, or granted an option whereby it might become liable to do so.

1.6	There will not at Completion be any Encumbrance over any issued or unissued shares in the capital of the Company and there is no subsisting agreement to create any such Encumbrance.

1.7	No share in the capital of the Company has been allotted at a discount or otherwise than as fully paid.

2	THE COMPANY AND THE SUBSIDIARY UNDERTAKING

2.1
Save for the Subsidiary Undertaking, the Company has no interest in nor is it under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate.

2.2	The details shown in Parts 1 and 2 of Schedule 2 relating to the Company and the Subsidiary Undertaking are accurate and complete in all respects.

2.3	A true and complete copy of the Accounts and of the memorandum and articles of association of the Company and the Subsidiary Undertaking are annexed to the Disclosure Letter.

2.4	The whole of the issued share capital of the Subsidiary Undertaking is beneficially owned by the Company free from any Encumbrance.

2.5	The Subsidiary Undertaking has never been a subsidiary of any body corporate other than the Company and the Company has never been a subsidiary of any body corporate.

2.6	No person is a shadow director of the Company or the Subsidiary Undertaking who is not treated as a director for all the purposes of the Act.

3	AUTHORITY AND CAPACITY OF THE SELLERS

3.1	Each of the Sellers has all necessary right, power and authority to enter into and perform its obligations under this Agreement and each document to be executed at or before Completion.

3.2	This Agreement constitutes (or will when executed constitute) binding and enforceable obligations on the Sellers in accordance with its terms.

4	THE ACCOUNTS

4.1	The Accounts:

4.1.1	have been were prepared under the historical cost convention;

4.1.2
have been prepared in accordance with applicable Statements of Standard Accounting Practice, Financial Reporting Standards, statements from the Urgent Issues Task Force, other generally accepted accounting practices in the United Kingdom and the Act;

4.1.3	are not affected by any material unusual or non-recurring items and do not include material transactions not normally undertaken by the Company;

4.1.4	make full provision or reserve for all actual liabilities and contain proper provision or reserve for all contingent liabilities or capital or burdensome commitments.

4.2	The Accounts give a true and fair view of the state of affairs of the Company as at the end of each financial year to which they relate and of its profit or loss for the period ended on that date.

4.3	Since their incorporation, neither the Company nor the Subsidiary Undertaking have engaged auditors.

5	BORROWINGS AND BANK ACCOUNTS

5.1	Neither the Company nor the Subsidiary Undertaking will not at Completion have outstanding any borrowing or indebtedness, in the nature of borrowing, including any bank overdraft.

5.2	There are no Encumbrances over the assets of either of the Company or the Subsidiary Undertaking.

6	POSITION SINCE THE ACCOUNTS DATE

6.1	Since the Accounts Date:

6.1.1	no resolution of the Company or the Subsidiary Undertaking in general meeting has been passed;

6.1.2	no change in the accounting reference period of the Company or the Subsidiary Undertaking has been made;

6.1.3	save as referred to in the Disclosure Letter, neither the Company nor the Subsidiary Undertaking has declared or paid any dividend;

6.1.4
the business of the Company and the Subsidiary Undertaking has been carried on in the ordinary and usual course, without any material interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

6.1.5
there has been no material adverse change (nor is any material adverse change expected) in the turnover or profit margins or financial position of the Company or the Subsidiary Undertaking or in the assets or liabilities of the Company or the Subsidiary Undertaking as compared with the position disclosed by the Accounts and all amounts received by the Company or the Subsidiary Undertaking have been deposited with the Company's bankers and appear in the appropriate books of account;

6.1.6	neither the Company nor the Subsidiary Undertaking has not borrowed or raised any money or taken any financial facility which exceeded £50,000; and

6.1.7	neither the Company nor the Subsidiary Undertaking has paid any bonuses of any kind.

6.2	The IOI Revenues (as defined in Schedule 6) for 2007 are true, accurate and not misleading.

7	CONDUCT OF BUSINESS

7.1
So far as the Sellers are aware, the Company and its directors, officers, employees and agents (during the course of their duties in relation to the Company) have complied in all material respects with all legislation of the United Kingdom applicable to the Company.

7.2
The Subsidiary Undertaking's only activity has been acting as marketing agent for the Company. The Subsidiary Undertaking has not entered into any contracts with customers and charges the Company for its services on a cost plus fee basis.

8	CONTRACTS AND LIABILITIES, TERMS OF TRADE

8.1
True and complete copies of all of the material contracts or arrangements entered into by the Company and/or the Subsidiary Undertaking that remain to be fulfilled as performed in whole or in part have been supplied to the Buyer.

8.2
In the case of any contract entered into by the Company and/or the Subsidiary Undertaking and disclosed to the Buyer as having been entered into orally, such contracts are believed to be valid; no party to any such contract has given any indication that the terms of such contract are different from the Company's and/or Subsidiary Undertakings then current standard terms; that such contracts have been invoiced in accordance with the then current standard terms and no client of the Company and/or the Subsidiary Undertaking has failed to make payment as though it had entered into a contract on the Company's or the Subsidiary Undertakings then current standard terms.

8.3
Neither the Company nor the Subsidiary Undertaking has received any claim or assertion that any limitations of liability clause in the Company's or the Subsidiary Undertaking's contracts entered into with their clients before Completion is invalid, void or voidable.

Contracts

8.4
Neither the Company nor the Subsidiary Undertaking is a party to any mortgage, charge, lien or debenture; any contract of guarantee, indemnity or suretyship; any joint venture, partnership or consortium agreement or arrangement; any agency or distributorship agreement; any contract which is not on an arm's-length basis.

8.5	No power of attorney has been granted by the Company or the Subsidiary Undertaking which may be effective or in force at any time after the date of this Agreement.

Validity of Agreements

8.6
Neither the Company nor the Subsidiary Undertaking is in default under, or has knowingly committed any breach of any of the terms of or done, or omitted to do, anything whereby any agreement, instrument or arrangement to which it is a party is liable to be prematurely terminated, rescinded, avoided or terminated by any other party, or whereby the terms of such agreement, instrument or arrangement are liable to be altered without the consent and to the detriment of the Company or the Subsidiary Undertaking and no threat or claim of any such default or breach or notice of termination has been made or given and is outstanding against the Company or the Subsidiary Undertaking.

8.7
No party to any agreement with, or under an obligation to, the Company or the Subsidiary Undertaking is in default under such agreement or obligation, and there are no circumstances known to give rise to such a default.

8.8	The Company has existing agreements with all of its clients and such agreements are in full force and effect.

9	BOOKS, RECORDS AND RETURNS

9.1
The register of members, minute books, other statutory books and registers and all other records required to be kept by the Company under the applicable laws and regulations of England and Wales are in the possession and ownership or under the control of the Company, have been properly kept in all material respects and are up-to-date in all material respects.

9.2	No claim has been made that any of the books, registers and records referred to in paragraph 9.1 of this Part 1 of Schedule 3 is incorrect or should be rectified.

9.3
So far as the Sellers are aware (but without having made any enquiries with regard to the requirements of the United States), all returns, particulars, resolutions and other documents required by the applicable laws and regulations of England and Wales or the United States to be given or delivered by the Company to the registrar of companies or any other governmental, regulatory or other authority of competent jurisdiction have been correctly made up and duly given or delivered in all material respects.

10	LITIGATION

10.1
So far as the Sellers are aware, neither the Company nor the Subsidiary Undertaking is engaged in any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process, whether as claimant or defendant or in any other capacity.

10.2
So far as the Sellers are aware, there are no dispute resolution processes, proceedings and other processes or disputes such as are referred to in paragraph 10.1 pending or threatened by or against the Company or the Subsidiary Undertaking, and, so far as the Sellers are aware, there are no circumstances which might give rise to any such dispute resolution processes, proceedings and other processes or disputes against the Company or the Subsidiary Undertaking or against any person for whose acts or defaults the Company or the Subsidiary Undertaking may be vicariously liable or whom the Company or the Subsidiary Undertaking is liable to indemnify.

10.3
There is no unsatisfied judgement, order or decree of any court or any governmental agency outstanding against the Company or the Subsidiary Undertaking or which may have an adverse affect upon the Company or the Subsidiary Undertaking or the whole or part of its business, operations assets or liabilities.

11	LIABILITIES

Neither the Company nor the Subsidiary Undertaking will at Completion have any material liabilities (actual or contingent) other than (i) those which have arisen in the ordinary course of business; (ii) those which are provided for in the Accounts to the extent that they are actual liabilities and (iii) as set out in the Disclosure Letter.

12	EMPLOYEES

12.1	The Disclosure Letter contains complete and accurate details of:

12.1.1	all officers, employees and consultants of the Company and the Subsidiary Undertaking;

12.1.2	all individuals to whom the Company or the Subsidiary Undertaking has made an offer of employment or consultancy;

12.1.3	all employees of the Company or the Subsidiary Undertaking who may have a right to return following leave for maternity, incapacity or any other absence; and

12.1.4
the job title of all employees and all remuneration payable and other benefits which the Company and/or the Subsidiary Undertaking is obliged to provide (whether now or in the future) to each of its officers, employees and consultants, or former officers, employees or consultants including particulars of all commission, incentive, profit sharing, bonus and share option schemes which the Company and/or the Subsidiary Undertaking has operated whether contractually binding on it or not together with the entitlement to notice of employees and consultants and the length of continuous employment of employees for the purposes of the Employment Rights Act 1996.

12.2
No remuneration or other sum whatsoever is due from the Company or the Subsidiary Undertaking to any officer, employee or consultant or former officer, employee or consultant other than the outstanding part of any current salaries, commissions and fees which are payable to the present officers, employees and consultants.

12.3
No variation to any of the terms of employment or consultancy listed in the Disclosure Letter have been agreed or offered by the Company and/or the Subsidiary Undertaking and no increases in fees, salaries, wages, pension contributions or other benefits have been paid or are payable to any officer, employee or consultant of the Company or the Subsidiary Undertaking since the Accounts Date nor has there been any negotiation for such an increase, nor any notification of any demand for such an increase on behalf of any officer, employee or consultant.

12.4	The Company and the Subsidiary Undertaking have, in relation to each of its or their officers, employees and consultants:

12.4.1	materially complied with its or their statutory and contractual obligations;

12.4.2	maintained complete and materially accurate records; and

12.4.3	conducted adequate immigration checks;

12.4.4
None of the employees of the Company or the Subsidiary Undertaking has given notice terminating his or her contract of employment or engagement, and none of the employees of the Company or the Subsidiary Undertaking is under notice of dismissal.

12.4.5
No dispute has arisen within the last two years between the Company and/or the Subsidiary Undertaking and any of its employees or former employees and there are no present circumstances which are likely to give rise to any such dispute.

13	PENSIONS AND OTHER BENEFITS

Neither the Company nor the Subsidiary Undertaking has ever agreed to establish, sponsored, participated in or contributed to any arrangement (whether or not closed, funded or approved) for providing pensions or other benefits on, or in anticipation of, the retirement, death, accident or sickness of any current or former director or employee of the Company and/or the Subsidiary Undertaking, nor has it agreed or announced any proposal to enter into or establish any such arrangement.

14	PROPERTY

Neither the Company nor the Subsidiary Undertaking have owned, used or occupied any property other than the Property.

15	INSOLVENCY WINDING UP ETC

15.1	No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Company and/or the Subsidiary Undertaking.

15.2	No petition has been presented for an administration order to be made in relation to the Company and/or the Subsidiary Undertaking, nor has any such order been made.

15.3	No receiver (including an administrative receiver) has been appointed of the whole or any part of any of the property, assets and/or undertaking of the Company and/or the Subsidiary Undertaking.

15.4
No composition in satisfaction of the debts of the Company and/or the Subsidiary Undertaking, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

15.5
No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company and/or the Subsidiary Undertaking.

15.6
No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by the Company and/or the Subsidiary Undertaking to crystallise or any charge created by it to become enforceable, nor has any such crystallisation occurred nor is such enforcement in process.

15.7
In relation to any property or assets held by the Company and/or the Subsidiary Undertaking under any hire purchase, conditional sale, chattel leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by a third party may entitle, the third party to repossess the property or assets concerned or terminate the agreement or any licence in respect of the same.

15.8	Each of the Company and the Subsidiary Undertaking is able to pay its debts within the meaning of section 123(1)(e) or section 123(2) of the Insolvency Act 1986.

15.9
Neither the Company nor the Subsidiary Undertaking has been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, would constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 (inclusive) and sections 339 to 344 (inclusive) of the Insolvency Act 1986.

15.10
None of the persons who at present is, or who at any time within the last three years was, a director or officer of the Company and/or the Subsidiary Undertaking is, or at any material time was, subject to any disqualification order under the Act (or the acts which it replaced or consolidated), the Insolvency Act 1985 or the Company Directors Disqualification Act 1986.

16	INTELLECTUAL PROPERTY

16.1
Complete and accurate particulars are set out in the Disclosure Letter of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company and the Subsidiary Undertaking.

16.2	Complete and accurate particulars are set out in the Disclosure Letter of all licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which:

16.2.1	the Company or the Subsidiary Undertaking uses or exploits Intellectual Property Rights owned by any third party; or

16.2.2	the Company or the Subsidiary Undertaking has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

16.3
Except as set out in the Disclosure Letter, the Company or the Subsidiary Undertaking is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in the Disclosure Letter, free from all Encumbrances.

16.4	The Company and the Subsidiary Undertaking do not require any Intellectual Property Rights other than those set out in the Disclosure Letter in order to carry on their activities.

16.5
The Intellectual Property Rights set out in the Disclosure Letter are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

16.5.1	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

16.5.2
all confidential information (including know-how and trade secrets) owned or used by the Company or the Subsidiary Undertaking has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

16.5.3
so far as the Sellers are aware, no trade mark or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company or the Subsidiary Undertaking, in any country in which the Company or the Subsidiary Undertaking has registered or is using that trade mark, or domain name; and

16.5.4	there are and have been no claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

16.6
Nothing is due to be done within 30 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company or the Subsidiary Undertaking that are registered or the subject of an application for registration.

16.7
So far as the Seller's are aware, there has been no infringement by any third party of any of the Intellectual Property Rights set out in the Disclosure Letter, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company or the Subsidiary Undertaking, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

16.8	The Sellers warrant on an ongoing basis with respect to the Sellers' Intellectual Property owned by them, that, at the Completion Date that the Seller's Intellectual Property:

16.8.1
has not been copied wholly or substantially from any other source, and that the use by the Company, the Subsidiary Undertaking or the Seller of the rights assigned to it will not infringe the rights of any third party; and

16.8.2	have not been licensed or assigned to any third party.

16.9	The agreements and licences set out in the Disclosure Letter:

16.9.1	are valid and binding;

16.9.2	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default; and

16.9.3	are not the subject of any claim, dispute or proceeding, pending or threatened.

16.10	A Change of Control of the Company or the Subsidiary Undertaking will not result in the termination of or materially affect any of the Intellectual Property Rights set out in the Disclosure Letter.

16.11	The activities of the Company and the Subsidiary Undertaking and of any licensee of Intellectual Property Rights granted by the Company or any of the Subsidiaries:

16.11.1	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party; or

16.11.2	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or act of unfair competition; or

16.11.3	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

17	INFORMATION TECHNOLOGY

17.1	The definitions in this paragraph apply in this agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated user manuals and other related documentation) owned, used, leased or licensed by or to the Company or the Subsidiary Undertaking.

IT Contracts: all arrangements and agreements under which any third party provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

17.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in the Disclosure Letter.

17.3
Except as provided in the IT Contracts, the Company and the Subsidiary Undertaking own the IT System free from Encumbrances. The Company and the Subsidiary Undertaking have obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

17.4	The IT Contracts are valid and binding and no act or omission has occurred that would constitute a breach of any such contract.

17.5	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

17.6	None of the IT Contracts is liable to be terminated or materially affected by a Change of Control of the Company and/or the Subsidiary Undertaking.

17.7	The elements of the IT System:

17.7.1	are functioning properly and materially in accordance with all applicable specifications;

17.7.2	have not been materially defective or materially failed to function during the last 2 years;

17.7.3
have sufficient capacity and performance to meet the current and foreseeable business requirements of the Company and the Subsidiary Undertaking subject to the matters identified in the model attached as Appendix 1; and

17.7.4	have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements.

17.8
The Company and the Subsidiary Undertaking have implemented appropriate procedures, for ensuring the integrity and security of the IT System and the confidentiality and integrity of all data stored in it.

17.9	The Company and the Subsidiary Undertaking have in place a disaster recovery plan which is documented. A copy of the plan is attached to the Disclosure Letter.

18	DATA PROTECTION

18.1	No personal data have been transferred outside the European Economic Area.

18.2	The Company and the Subsidiary Undertaking have:

18.2.1	complied in all respects with the Data Protection Act 1984 and the Data Protection Act 1998 (together, the "Act"); and

18.2.2	so far as the Sellers are aware but without having made any further enquiries, established the procedures necessary to ensure continued compliance with such legislation.

18.3	Neither the Company nor the Subsidiary Undertaking have received any notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act.

18.4
The Company and the Subsidiary Undertaking have complied with their obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications for direct marketing purposes.

19	INSURANCES

19.1	Copies of all insurance policies maintained by the Company and the Subsidiary Undertaking are attached to the Disclosure Letter.

19.2
So far as the Sellers are aware, each of the insurance policies maintained by the Company or the Subsidiary Undertaking is valid and enforceable and is not void or voidable. So far as the Sellers are aware, the Company or the Subsidiary Undertaking has not done anything or omitted to do anything which might make of its insurance policies void or voidable.

19.3	No claim is outstanding under any of the insurance policies and so far as the Sellers are aware no matter exists which might give rise to a claim under any of the insurance policies.

20	INFORMATION SUPPLIED

All information contained in this Agreement and the Disclosure Letter is true and accurate in all material respects.

Part 2

Limitations on Sellers' Liability

1.	Financial Limits

1.1
The Sellers shall not be liable in respect of any Warranty Claim or Tax Covenant Claim except to the extent that they have a liability in respect of that Warranty Claim or Tax Covenant Claim in excess of £2,500, excluding any liability for costs and interest, in which event, subject to paragraph 1.2, the Buyer shall be entitled to claim the whole amount of such Warranty Claim or Tax Covenant Claim and not merely the excess.

1.2
The Sellers shall not be liable in respect of any Warranty Claim (but excluding any Warranty Claim in respect of breach of any of the Tax Warranties) unless they have an aggregate liability in respect of all such Warranty Claims (excluding all Warranty Claims for which the Sellers have no liability by reason of paragraph 1.1 and excluding any Warranty Claim in respect of breach of any of the Tax Warranties) in excess of £2,500, excluding any liability for costs and interest, in which event the Buyer shall be entitled to claim the whole amount of such Warranty Claim and not merely the excess.

1.3
The Sellers shall not be liable in respect of any Warranty Claim in respect of breach of any of the Tax Warranties or Tax Covenant Claim unless they have an aggregate liability in respect of all such Warranty Claims (excluding all Warranty Claims for which the Sellers have no liability by reason of paragraph 1.1) and Tax Covenant Claims in excess of £2,500, excluding any liability for costs and interest, in which event the Buyer shall be entitled to claim the whole amount of such Warranty Claim and/or such Tax Covenant Claim and not merely the excess.

1.4
For the purposes of this paragraph 1, a Warranty Claim which is based on more than one event or circumstance, each of which would separately give rise to a Warranty Claim, shall be treated as a separate Warranty Claim, as the case may be, in respect of each event or circumstance but for the avoidance of doubt a number of Warranty Claims arising out of the same circumstances shall be treated as a single Warranty Claim provided that the Buyer shall not be entitled to recover Losses in respect of any Warranty Claim where to do so would involve recovery more than once in respect of the same loss or damage.

1.5
The aggregate liability of the Founders for all Warranty Claims and Tax Covenant Claims, any liability for costs and interest, shall not exceed the Consideration paid and payable to the Founders. The liability of each of Matthew Barkway and Andrew Southon for all Warranty Claims and Tax Covenant Claims, any liability for costs and interest shall not to each of them exceed the Consideration paid and payable.

2.	Notices

If the Buyer becomes aware of any matter giving rise or likely to give rise to a Warranty Claim, save for a Warranty Claim for breach of any of the Tax Warranties, it shall give written notice to the Sellers as soon as reasonably practicable, and in any event on or before the date falling [**] after the date on which the Buyer becomes aware of that matter and that it gives rise or is likely to give rise to a Warranty Claim, specifying the matter in reasonable detail and the nature and a reasonable estimate of the amount of the Warranty Claim or likely Warranty Claim.

3.	Time Limits

3.1
The Sellers shall not be liable in respect of any Warranty Claim unless notice of that Warranty Claim is given in accordance with paragraph 2, or paragraph 7 of Part 1 of Schedule 4 in the case of a Warranty claim for breach of any of the Tax Warranties, and in the case of a Warranty Claim, is received by them:

3.1.1	on or before the expiry of [**] from the Completion Date in the case of a Warranty Claim for breach of any of the Warranties other than the Tax Warranties;

3.1.2	on or before the [**] anniversary of the Accounts Date in the case of a Warranty Claim for breach of the Tax Warranties.

3.2
Where notice has been given in respect of any Warranty Claim, save for a Warranty Claim for breach of any of the Tax Warranties, then that Warranty Claim shall be deemed to have been irrevocably withdrawn and lapsed unless proceedings in respect of that claim have been issued and served on the Sellers not later than the expiry of [**] from the date of that notice or the Warranty Claim is satisfied, settled or withdrawn before that date.

3.3
Where notice has been given in respect of any Warranty Claim for breach of any of the Tax Warranties then that Warranty Claim shall be deemed to have been irrevocably withdrawn and lapsed unless proceedings in respect of that claim have been issued and served on the Sellers not later than [**] or the Warranty Claim is satisfied, settled or withdrawn before that date.

4.	Exclusion of liability: general

4.1	The Sellers shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to such Warranty Claim:

4.1.1	is fairly disclosed in the Disclosure Letter or in any of the documents attached to the Disclosure Letter; or

4.1.2	was within the actual or constructive knowledge of the Buyer, the Buyer's Solicitors or KPMG LLP at the date of this Agreement.

4.2
The Sellers shall not be liable (or such liability shall be reduced) in respect of a Warranty Claim to the extent that there is specific provision or reference in the Accounts or reasonable details apparent on the face of the Accounts in respect of the matter relating to the subject of the Warranty Claim.

4.3	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to the Warranty Claim results from:

4.3.1	any act or omission before Completion carried out or omitted at the request or with the express written approval of the Buyer; or

4.3.2	any change after Completion in the accounting policies or practices used in preparing the Accounts; or

4.3.3	any reorganisation or change after Completion in the ownership of the Shares; or

4.3.4
any act, event, occurrence or omission after the date of this Agreement compelled by law, or from the enactment, amendment or change in the interpretation after that date, of any statute, regulation or practice of any governmental, regulatory or other body, including a Tax Authority, whether or not having retrospective effect, or any change after the date of this Agreement in the rate of Taxation.

4.4
The Sellers shall not be liable in respect of any Warranty Claim, save for a Warranty Claim for breach of any of the Tax Warranties, to the extent that the matter giving rise to the Warranty Claim constitutes a contingent liability of the Company or the Subsidiary Undertaking or relates to a liability which is not capable of being quantified until such liability becomes an actual liability of the Company or the Subsidiary Undertaking or becomes capable of being quantified and, in either case, as long as any Warranty Claim arising by reason of a contingent liability has been notified to the Sellers in accordance with paragraph 2 then paragraph 3 shall be amended in relation to such Warranty Claim so as to require that legal proceedings be commenced prior to the later of the expiry of [**] from the date on which the liability ceases to be contingent and the expiry of [**] from the Completion Date.

5.	Conduct of Claims

5.1
If the Buyer or the Company becomes aware of any matter which it believes would or might give rise to a Warranty Claim (taking no account of paragraph 1.2 for these purposes) and the Buyer or the Company has a right to make recovery or claim indemnity from any third party (including under any policy of insurance) in relation to that matter, then the Buyer shall promptly notify the Sellers of the right.

5.2
If any sum is paid by or on behalf of the Sellers in satisfaction of a Warranty Claim, and the Buyer or the Company has or subsequently acquires a right to make recovery or claim indemnity from any third party (including under any policy of insurance) in respect of the matter giving rise to that Warranty Claim, the Buyer shall promptly notify the Sellers of the right.

5.3	The Buyer shall have conduct of any and all litigation or negotiation provided that it shall continue to consult with the Sellers with respect to the matter in question.

5.4
If there is any dispute between the Sellers and the Buyer as to whether liability in respect of any third party claim should be admitted or whether that claim should be settled or compromised, liability shall not be admitted, and that claim shall not be settled or comprised, other than in accordance with the provisions of this paragraph. Any such dispute shall be referred to leading counsel agreed between the Sellers and the Buyer or, in default of agreement on or before the date falling [**] after the date on which an individual is first proposed for the purpose by either the Sellers or the Buyer, by the President for the time being of the Law Society of England and Wales on the application of either the Sellers or the Buyer. Any individual to whom a dispute is so referred shall be instructed in writing to give a written opinion, as soon as is reasonably practicable, as to which of the courses of conduct proposed by the Buyer and by the Sellers is most likely to result in the third party claim being agreed, settled or compromised at the least cost to the Sellers. The decision of counsel (who shall act as expert and not as arbitrator) shall be final and binding on the Buyer and the Sellers for all purposes. Counsel's fees and expenses shall be borne by the Sellers and the Buyer as counsel may determine in his sole discretion or, if no such determination is made, by the Sellers and the Buyer in equal shares. The parties shall then implement counsel's decision as soon as is reasonably practicable.

5.5
To the extent that the Buyer or the Company receives any sum or other benefit by reason of the enforcement of any rights such as are referred to in paragraphs 5.1 or 5.2, then either the Sellers' liability in relation to such Warranty Claim or potential Warranty Claim shall be reduced by the Amount Recovered, or if any sum has already been paid by or on behalf of the Sellers in satisfaction of a Warranty Claim, then the Buyer shall pay the Amount Recovered to the Sellers on or before the date falling five Business Days after the date on which that receipt or saving is made. For the purposes of paragraph 1.2 of this schedule, the Sellers shall be deemed never to have been liable to the Buyer in respect of the Amount Recovered.

5.6
For the purposes of paragraph 5.5 of this schedule, the "Amount Recovered" shall be equal to so much of the sum or benefit received by reason of the enforcement of any rights such as are referred to in paragraphs 5.1 or 5.2 as does not exceed the amount claimed by the Buyer in relation to such Warranty Claim or (as the case may be) the payment by or on behalf of the Sellers in satisfaction of the relevant Warranty Claim, less any Taxation payable by the Buyer or the Company in respect of that receipt and less all reasonable costs and expenses of the Buyer and the Company in recovering that receipt or saving.

6.	Sellers' rights to information

If the Buyer gives notice under paragraph 2 the Buyer shall and shall ensure that the Company shall allow the Sellers and their duly authorised representatives and advisers access during normal business hours to any relevant records or information of the Company and the Subsidiary Undertaking which relate to the period prior to Completion and those representatives and advisers to make copies (at the Sellers' cost) of those records and information.

7.	Remedies

The Buyer irrevocably and unconditionally waives any right it may have to rescind this Agreement for any non-fraudulent misrepresentation, whether or not contained in this Agreement.

8.	Relief

8.1	The amount of any Warranty Claim shall take into account the relief from Taxation arising by virtue of the loss or damage in respect of which the Warranty Claim was made.

8.2	Nothing in this Agreement shall derogate from the Buyer's obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

8.3
The Buyer for itself and the Buyer's Group warrants and represents to the Sellers (and accepts that the Sellers are relying upon this warranty and representation in entering into this Agreement) neither it nor any of its agents or advisers, from the written information provided to it by the Sellers, is aware, as of the date of this Agreement, of any matter or thing which it knows to be inconsistent with the Warranties or to constitute a breach of the Warranties.

9.	Tax Warranty Claims

The provisions of paragraphs 6 (Recovery from Other Persons) and 7 (Conduct of Tax Affairs) of Part 1 of Schedule 4 shall mutatis mutandi apply to any claim for breach of the Tax Warranties as if set out in this schedule and, for these purposes, a "Potential Liability" shall include a potential liability for a claim for breach of Tax Warranty.

Schedule 4

Part 1

Tax Covenants

1	Definitions and Interpretation

1.1	Definitions

In this Schedule:

"Accounts Relief" means any Relief which has been treated as an asset in the Accounts or has been taken into account in reducing or eliminating any provision for deferred tax which appears or would, but for the presumed availability of such Relief, have appeared in the Accounts;

"Event" means any event, occurrence, transaction, action or omission and without limitation includes the earning, receipt or accrual of any profit income or gain or distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, membership or ceasing to be a member of a group or VAT group, the death of any person, entering into this Agreement and Completion itself and:

1.1.1	any reference to an Event occurring shall include any Event which is deemed to have occurred; and

1.1.2	any reference to an Event occurring on or before a particular date shall include an Event which is deemed to have occurred on or before that date.

"Group Relief" means any Relief surrendered or claimed pursuant to Chapter IV of Part X of the Taxes Act, advance corporation tax surrendered or claimed pursuant to section 240 of the Taxes Act, any tax refund surrendered or claimed pursuant to section 102 Finance Act 1989;

"Post Accounts Date Relief" means any Relief of or made available to any Group Company arising in respect of an Event occurring or period commencing after the Accounts Date;

"Buyer Relief" means any Accounts Relief or Post Accounts Date Relief;

"Relevant Amount" has the meaning set out in paragraph 5.3;

"Relief" means any loss, relief (including group relief), allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature in respect of any Tax or relevant to the computation of any income, profits or gains (or deemed income, profits or gains) for the purposes of any Tax and any right to a payment or other consideration for the surrender of group relief;

1.2
Construction. References to any English legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.3	Instalment payments of Tax. Any reference in this Schedule to a liability to or for Tax shall include a liability to make an instalment payment of Tax.

1.4
Deemed accounting period closure. For the purposes of determining any liability of the Sellers under paragraph 2 of this Schedule an accounting period of each Group Company shall be deemed to have closed on Completion.

1.5
Meaning of "Indemnify". In this Schedule, unless otherwise specified, references to "indemnify" or "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance.

1.6
Meaning of "75% subsidiary". In this Schedule, a Group Company is a 75% subsidiary of another Group Company if it is a 75% subsidiary of the Group Company for the purposes of sections 838(1) and 413(7) of the Taxes Act.

2	Covenant

2.1
Covenant to pay Tax Liabilities. Subject to the provisions of paragraph 3 of this Schedule, [**] covenant to the Buyer to pay to the Buyer on the due date in the Due Proportions (for the avoidance of doubt, so far as possible by way of adjustment to the consideration for the sale of the Shares) an amount equal to any of the following:

2.1.1	any liability of any Group Company for Tax arising as a consequence of or by reference to any Event occurring on or before the Completion Date;

2.1.2
any liability of any Group Company for Tax which would not have arisen but for the loss, reduction, modification or disallowance of an Accounts Relief as a consequence of or by reference to any Event occurring on or before the Completion Date;

2.1.3
any liability of any Group Company for Tax in respect of which the Sellers would have been liable under paragraph 2.1.1 but which is not payable as a consequence of or by reference to the use or set-off of a Buyer Relief;

2.1.4
the amount which would have been obtained but for the loss, disallowance or reduction of any right to repayment of Tax (including any repayment supplement or interest) or non-receipt of payment or other consideration for the surrender of group relief which has been treated as an asset in the Accounts or has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax appearing or which would have appeared in the Accounts;

2.1.5
any liability of the Buyer or any Group Company for reasonable costs or expenses reasonably and properly incurred by the Buyer or the relevant Group Company in connection with any successful claim under this Schedule, or successfully taking or defending any action under this Schedule;

2.1.6
any liability of any Group Company for Tax which the relevant Group Company is or became liable to discharge by virtue of its relationship with any person (other than another Group Company or any member of the Buyer's Group) at any time before Completion;

2.1.7	any liability of any Group Company for Tax arising as a consequence of the payment of the Deferred Consideration;

2.1.8
any liability to repay to any person other than a Group Company the whole or part of any payment received for group relief, or make a payment for group relief, in each case pursuant to any agreement or arrangement entered into on or before Completion;

2.1.9	any liability of any Group Company for Tax arising as a consequence of or in connection with any loan, advance or dividend paid by any Group Company.

3	Limitations on Liability

3.1	The Sellers shall not be under any liability under this part of this Schedule to the extent that:

3.1.1
provision or reserve for such liability is made or reflected in the Accounts including any provision or reserve made in respect of deferred tax or payment or discharge of such liability was taken into account therein;

3.1.2
the liability arises or is increased as a result of any retrospective change or changes in the tax rates or in the law of taxation announced after the date of this Agreement (including any retrospective change in published practice of any Tax Authority which is published in a form intended to be made available to taxpayers generally);

3.1.3
the liability would not have arisen but for a voluntary transaction, action or omission by a Group Company or the Buyer at any time after Completion other than any such transaction, action or omission:

(i)	which occurred after Completion in the ordinary course of business of the relevant Group Company or the Buyer as conducted at Completion; or

(ii)	which it was outside the power of the relevant Group Company or the Buyer to prevent or was pursuant to a legally binding obligation entered into by the relevant Group Company before Completion;

3.1.4
the liability would not have arisen or would have been reduced or eliminated but for a failure on the part of any Group Company to make any claim, election, surrender or disclaimer or give any notice or consent or do anything after Completion the making, giving or doing of which was taken into account in the Accounts and in relation to which the Seller has given the Buyer reasonable notice of the requirement to make such claim, election, surrender or disclaimer or to give such notice or consent or do such act after Completion;

3.1.5	the liability arises from or is increased by:

(i)	any change of the accounting reference date of a Group Company on Completion or any subsequent change thereafter; or

(ii)
any change after Completion in accounting policy or the basis upon which a Group Company values its assets save where such change in accounting policy or basis of valuation is necessary to comply with generally accepted accounting standards and policies applicable to the relevant accounting periods;

3.1.6
the liability would not have arisen but for the loss, reduction, modification or disallowance of any relief for trading losses (other than a Buyer's Relief) which would otherwise have been available to a Group Company but for cessation of trade, or a change in the nature or conduct of the trade carried on by the relevant Group Company after Completion or the transfer of any trade or business or any reconstruction or reorganisation of the share capital of the relevant Group Company occurring after Completion;

3.1.7
the liability arises as a result of or is otherwise attributable to any voluntary disclaimer of or revision after Completion of a claim for capital or other allowances in respect of any period ending on or before the Accounts Date;

3.1.8	the liability relates to stamp duty or stamp duty reserve tax arising out of the transfer of the Shares or agreement to transfer the Shares;

3.1.9	the liability would not have arisen but for anything done or omitted to be done at the written request of the Buyer;

3.1.10	the liability has been satisfied by the Sellers by reason of being liable for such Tax under section 767A or 767AA of the Taxes Act or liable to the Buyer under any other statutory provision;

3.2	For the avoidance of doubt, paragraphs 1.1, 1.3 and 1.5 of Part 2 of Schedule 3 shall apply in respect of any Tax Covenant Claim.

3.3	The Sellers shall not be liable in respect of any claim under this Schedule, unless notice of such claim has been given in accordance with paragraph 7 before or on 31 December 2014.

3.4
If the Buyer is entitled to claim under this Schedule or under the Tax Warranties in respect of the same subject matter, the Buyer may claim under either or both, but payments under this Schedule shall be treated as being made in satisfaction of the claim for breach of Tax Warranty in respect of the same subject matter and vice versa.

4	Mitigation

4.1
Mitigation of liability. The Buyer shall, to the extent permitted by law, at the direction of the Sellers, procure that each Group Company will take all such steps as the Sellers may reasonably require to use any Relief (other than any Buyer Relief) available (provided the Sellers indemnify and secure the relevant Group Company to its reasonable satisfaction in respect of any cost incurred in order to secure the Relief) to mitigate or eliminate any liability for Tax for which the Sellers would be liable under this Schedule, such Relief to be used in priority to Reliefs arising after Completion in so far as may be permissible under applicable Tax law, and at the Sellers' expense deliver to the Sellers a certificate from the auditors of the relevant Group Company for the time being confirming that all such Reliefs have been so used Provided that this paragraph 4.1 shall not prejudice any rights of the Buyer under this Schedule.

5	Over-Provisions, Reliefs, etc

5.1
Over-provisions. If the auditors for the time being of any Group Company shall certify at a time when the relevant Group Company is a 75 per cent subsidiary of the Buyer (at the request made within three years of Completion and expense of the Sellers) that any provision for Tax in the Accounts has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with paragraph 5.3.

5.2
Reliefs. If the auditors for the time being of any Group Company shall certify (at the request and expense of the Sellers) that any Tax which has resulted in a payment having been made or becoming due from the Sellers under this Schedule has given or will give rise to a Relief (other than an Accounts Relief) for any Group Company which would not otherwise have arisen and which has given rise to a reduction in Tax of any Group Company for which the Sellers are not liable under this Schedule, then the amount by which that liability is so reduced shall be dealt with in accordance with paragraph 5.3.

5.3
Set-off of Relevant Amounts. Where it is provided under paragraph 5.1 or 5.2 that any amount (the "Relevant Amount") is to be dealt with in accordance with this paragraph the Relevant Amount shall first be set off against any payment then due from the Sellers under this Schedule then second to the extent that there is an excess a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Schedule (and not previously refunded under this Schedule) up to the amount of the excess and then third to the extent that there remains an excess the remainder of that excess shall be carried forward and set of against any future payment or payments which become due from the Sellers under this Schedule.

5.4
Auditors' certificate. Where any such certification as is mentioned in paragraph 5.1 or 5.2 has been made, the Sellers or the Buyer or any Group Company may request the auditors for the time being of the relevant Group Company to review (at the expense of the requesting party) such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

5.5
Effect of Auditors certificate. If the auditors certify under paragraph 5.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 5.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Sellers or Buyer as appropriate.

6	Recovery from other Persons

6.1
Recovery from other persons. If, in the event of any payment becoming due from the Sellers under paragraph 2, a Group Company either is immediately entitled at the due date for the making of that payment to recover from any person (not being a Group Company or the Sellers, but including any Tax Authority) any sum in respect of the liability that has resulted in that payment becoming due from the Sellers, or at some subsequent date becomes entitled to make such a recovery, then the Buyer shall procure that the Group Company entitled to make that recovery shall (in either of those cases) notify the Sellers of its entitlement and shall within a reasonable period of it becoming aware of the entitlement, if so required by the Sellers, take all appropriate steps to enforce that recovery (keeping the Sellers fully informed of the progress of any action taken) and shall if the Sellers has made a payment under paragraph 2 in respect of the Liability in question account to the Sellers for whichever is the lesser of:

6.1.1
any sum so recovered (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof less any Tax chargeable on the relevant Group Company in respect of that interest); and

6.1.2	the amount paid by the Sellers under paragraph 2 in respect of the liability in question,

Provided that neither the Group Company nor the Subsidiary Undertaking shall be required to take such steps unless the Sellers agrees to indemnify and secure it to the reasonable satisfaction of the Buyer for all losses, costs, damages and expenses occurred in seeking such recovery.

7	Conduct of Tax Affairs

7.1	Interpretation. In this paragraph:

7.1.1	"Potential Liability" means a liability to or claim for Tax which may result in a claim against the Sellers under this Schedule, or which may do so if paragraph 3 of this Schedule were not to apply;

7.1.2	"Relevant Period" means:

(i)	in relation to corporation tax, any accounting period ended on or before the Accounts Date;

(ii)	in relation to any other Tax, any period ended before Completion in respect of which the relevant Group Company is required to make a return or a payment to a Tax Authority.

7.2	Potential Liabilities.

7.2.1
Notification. If the Buyer or any Group Company becomes aware of a Potential Liability of which the Sellers are not then aware the Buyer shall give written notice thereof to the Sellers (which notice shall set out reasonable particulars of the basis and amount of such Potential Liability to the extent that the same are available) as soon as reasonably practicable and in any event within 25 Business Days of first so becoming aware.

7.2.2	Conduct. The Buyer shall have sole conduct of all tax affairs of the Company and the Subsidiary Undertaking.

7.2.3	Buyer obligations

(i)
Action. Provided that the Sellers indemnify and secure the Buyer and the relevant Group Company to the reasonable satisfaction of the Buyer against all losses, liabilities, costs, damages and expenses (including any further liability to Tax or interest on overdue Tax) which may thereby be incurred, the Buyer shall take, or shall procure that the relevant Group Company shall take, such action as the Sellers may reasonably request in writing to avoid, dispute, resist, defend, appeal or compromise any Potential Liability; provided that where the Potential Liability has to be paid before an appeal can be made or before any other action requested by the Sellers can be taken, the Buyer shall not be obliged to take or procure that the relevant Group Company take such action until the Sellers shall have paid to the Buyer for the purpose of discharging the Potential Liability, an amount equal to the said liability.

(ii)
Timing. The Buyer shall or shall procure that the relevant Group Company takes any action pursuant to sub-paragraph (i) above as soon as reasonably practicable and shall use its reasonable endeavours to procure that any action is taken within the time limit for the valid taking of such action, provided that if such time limit has expired and the taking of such action might be validated by the exercise of judicial or administrative discretion, and the Sellers so request not more than 15 days after expiry of such time limit, the Buyer shall procure that the relevant Group Company requests that such discretion be exercised in favour of the relevant Group Company and, if such discretion is so exercised and, if so required under paragraph (i) above that the relevant Group Company takes such action.

(iii)
Examples of subject - matter of instructions. Without prejudice to the generality of this paragraph but subject also to the other provisions of this paragraph, the Buyer shall procure that the relevant Group Company gives consideration to the Sellers' reasonable instructions with regard to:

-
the form and content of documents to be served, lodged or disclosed in connection with any proceedings taken by the relevant Group Company pursuant to paragraph (i) above and the extent of any such disclosure or of any disclosure in response to enquiries which is reasonable to suppose might lead to such proceedings being taken;

-	the choice of, and the content of instructions to, solicitors and Counsel for the purposes of any such proceedings;

-	the choice of witnesses and the subject matter of their witness statements;

-	the choice (in conjunction with the Sellers' advisers and Counsel) of arguments to be advanced or points to be conceded in any such proceedings; and

-	the lodging or contesting of any appeals, any tactical decisions and any decisions in response to any offers of settlement in connection with such proceedings.

7.2.4	Buyer Protection

(i)
Appeals. Neither the Buyer nor any Group Company shall be obliged to take any action pursuant to this paragraph 7.2 which involves contesting a Potential Liability beyond the first appellate body (excluding the authority or body demanding the Tax in question) in the jurisdiction concerned unless the Sellers at their own expense and after disclosure of all relevant information obtain and deliver to the Buyer the written opinion of tax Counsel of appropriate experience to the effect that appealing or defending an appeal in respect of the Potential Liability will on a balance of probabilities be successful. The Buyer shall have the right to submit to tax Counsel any matters or arguments which in the reasonable opinion of the Buyer may be material for the proper consideration of tax Counsel and shall have the right to attend any consultation with tax Counsel.

(ii)
Settling claims. The Buyer or any Group Company may compromise, settle, discharge or otherwise deal with any Potential Liability without reference to the Sellers if the Sellers at any time notify the Buyer that they do not wish to exercise their rights under this paragraph 7 or if the Sellers do not request the Buyer in writing to take any appropriate action within [**] of notice to the Sellers given pursuant to paragraph 7.2.1or if the Sellers fail to indemnify and secure the Buyer and the relevant Company to the reasonable satisfaction of the Buyer within a period of time (commencing with the date of the notice given to the Sellers) that is reasonable having regard to the nature of the Potential Liability and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Potential Liability and which period will not in any event exceed a period of [**].

7.3	Buyer conduct

7.3.1	Conduct. The Buyer shall have sole conduct of all tax affairs of each Group Company.

7.3.2
Assisting the Buyer. The Sellers shall give the Buyer and/or the relevant Group Company all assistance as may reasonably be required to enable the Buyer and/or the relevant Group Company to deal with the tax affairs of the Companies which are not Sellers Conduct Matters, Sellers Appeals or Potential Liabilities of which the Sellers have conduct.

7.3.3	Keeping the Sellers informed. The Buyer shall procure that:

(i)
the Sellers receive copies of all draft corporation tax returns, computations, amended returns and material correspondence relating thereto in respect of each Group Company for its pre-Completion Period; and

(ii)
any representations made promptly, and in any event within seven days after provision of the returns, computations, amended returns and/or correspondence referred to above, will be considered reasonably and in good faith.

8	Due Date of Payment

8.1	Due date of payment. Where the Sellers become liable to make any payment under paragraph 2, the due date for the making of that payment in cleared funds shall be:

8.1.1
in a case that involves an actual payment of Tax by the relevant Group Company, the day preceding the date that is the last date on which such Group Company would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Sellers' liability under this Schedule in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax liability or in order to enable the liability in question to be appealed; or

8.1.2
in a case falling within paragraph 2.1.2 the day preceding the date that is the last date on which the Tax, which but for such loss, reduction, modification or disallowance would have been saved, has to be paid to the appropriate Tax Authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax;

8.1.3	in a case falling within paragraph 2.1.3, the day payment would have been due under 8.1.1 above assuming the Post Accounts Date Relief had not been used or set off as envisaged in paragraph 2.1.3; or

8.1.4	in a case falling within paragraph 2.1.4 the date on which the repayment of Tax or payment or other consideration for the surrender of group relief would have been payable; or

8.1.5	in a case falling within paragraph 2.1.5, within 30 days of demand;

8.1.6	in any other case falling within paragraph 2, on the date on which the relevant Group Company is required to meet such liability;

8.2	Interest for late payment. The Sellers shall not be liable to pay interest for late payment to the extent that such interest:

8.2.1	arises only as a result of any failure to give notice of a Potential Liability under paragraph 7.2.1 of this Schedule; or

8.2.2	in respect of any period of time in relation to which interest is due as a liability for Tax under paragraph 2 of this Schedule.

9	Deductions from Payments

9.1
No deductions or withholdings. All sums payable by the Sellers to the Buyer under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

9.2
Gross-up for deductions. If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in paragraph 9.1, the Sellers, save where the deduction or withholding would not have been required but for any assignment or novation of the Buyer's rights under this Agreement or this Schedule or change in residence or tax status of the Buyer or the relevant Group Company, shall be obliged to pay to the Buyer such sum as will, after the deduction or withholding has been made (and allowing for any credit the Buyer is entitled to receive in respect of such deduction or withholding), leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. The provisions of paragraphs 4, 5.2, 6 and 8 shall apply, mutatis mutandis, to any payment required under this paragraph.

10	Buyer Covenants

10.1
The Buyer hereby covenants with the Sellers to pay an amount by way of adjustment to the consideration for the sale of the Shares equal to any Tax paid by the Sellers under sections 767A, 767AA and 767B of the Taxes Act to the extent that such Tax is not of a type which would allow it to be claimed from the Sellers under paragraph 2 of this Schedule.

10.2	Paragraphs 4, 5.2, 6, 7, 8 and 9 shall apply to the covenants in this paragraph as they apply to the covenants in paragraph 2 mutatis mutandis.

Schedule 4

Part 2

Tax Warranties

1	Returns and payment of Taxation

1.1
All information, notices, accounts, statements, reports, computations and returns which ought to have been made have been properly and duly submitted by each Group Company to the relevant Tax Authority within the required time period and are accurate, comply with each Group Company's obligations under all applicable provisions within the relevant jurisdiction (including but not limited to corporation tax self-assessment, PAYE, US federal and state income tax, sales tax, withholding tax and social security obligations), and are neither the subject of any dispute nor are the Sellers aware of any circumstances under which anything contained in any such information, notices, accounts, statements, reports, computations or returns are likely to become the subject of any dispute.

1.2
All Taxation for which each Group Company is liable including amounts provided for since the Accounts Date or for which each Group Company is liable to account have been duly provided for and no Group Company has incurred any liability to interest or penalties in respect of such amounts.

1.3
No Group Company is, nor has it been at any time since the date of its incorporation, liable to pay, to reimburse or to indemnify any person (including a Tax Authority) in respect of the Taxation liability of a third person whether or not as a consequence of that third person failing to discharge that liability.

1.4
No Group Company has since the date of its incorporation paid or become liable to pay and there are no circumstances by reason of which a Group Company is likely to become liable to pay, a fine or penalty.

1.5	Each Group Company has complied with all notices served on it by any Tax Authority and no such notice remains outstanding.

1.6
No Group Company is subject to any control visit, audit, enquiry or investigation by any Tax Authority and the Sellers are not aware of any circumstances that make it reasonable to expect that such a control visit, audit, enquiry or investigation will take place within the next [**].

1.7
The Disclosure Letter gives all relevant particulars of any concession, agreement or other formal or informal arrangement with any Tax Authority which has affected the amount of Tax chargeable on or the amount of any Relief available to any Group Company and of any fact or circumstance from which it is reasonable to conclude that such concession, agreement or arrangement might not be available after Completion.

2	Taxation claims, liabilities and reliefs

2.1	Details of all matters relating to Taxation in respect of which each Group Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement:

2.1.1	to make a claim or election in respect of Taxation or any Relief;

2.1.2	to make an appeal (including a further appeal) against an assessment to Taxation;

2.1.3	to make an application for the postponement of, or the payment by instalments of, any Taxation; or

2.1.4	to disclaim or require the postponement of any allowance or relief,

have been Disclosed in the Disclosure Letter (including, where the claim, election, appeal, application or disclaimer must be made within eight weeks of Completion, the last date by which it must be made).

2.2
No Group Company has, or may become, liable to make any payment or reimbursement or give any indemnity in respect of Taxation, or any amounts, as a result of the failure of any person to discharge Taxation, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (wholly or partly) prior to Completion.

3	Tax residence and status

3.1
For the purposes of Taxation the Company has been resident in the United Kingdom at all times since its incorporation and will be so resident at Completion, and has never been resident in or liable to Taxation in any other jurisdiction for any Taxation purpose.

3.2
For the purposes of Taxation the Subsidiary Undertaking has been resident in the United States of America at all times since its incorporation and will be so resident at Completion, and has never been resident in or liable to Taxation in any other jurisdiction for any Taxation purpose.

3.3
No circumstances have occurred which could give rise to a liability on a Group Company under section 132 FA 1988 (Liability of other persons for unpaid tax) or sections 185 TCGA (Deemed disposal of assets on a Group Company ceasing to be United Kingdom tax resident) and no Group Company has been party to any election under section 187 TCGA (Postponement of charge on deemed disposal under section 185) or any equivalent provisions in the jurisdiction of the relevant Group Company.

3.4	The Company is a close company within the meaning of section 414 of ICTA. The Company is not nor has it at any time been a close investment holding company within the meaning of section 13A of ICTA.

3.5	No distributions within section 418 of ICTA or transfers of value within section 94 Inheritance Tax Act 1984 (charge on participators) has been made by any Group Company

3.6
No loan or advance within section 419 ICTA (loans to participators etc) has been made or agreed to be made by any Group Company and no Group Company has, since the Accounts Date, released or written off, and there is no agreement or arrangement for the release or writing off of the whole or part of the debt in respect of any such loan or advance.

3.7
Full disclosure has been made of any election or claim (including but not limited to any "check the box" election in respect of US taxation) that affects or may affect the Tax treatment of any Group Company.

4	Corporation Tax on chargeable gains

Since the Accounts Date no Group Company has entered into or been a party to a transaction which will or may give rise to a liability to tax on any capital gain.

5	Shares owned by directors or employees

All shares in the Company owned by any person who is or has been a director or employee of any Group Company, or any person who is connected with such a person, have been acquired at a price equal to UMV (as defined in section 428 Income Tax (Earnings and Pensions) Act 2003) and any such person who is subject to Taxation on income in the UK has entered into a valid election under section 431 Income Tax (Earnings and Pensions) Act 2003.

6	Value Added Tax

6.1	The Company:

6.1.1	is a duly registered taxable person for the purposes of VAT and has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT;

6.1.2
maintains and has at all times maintained complete, correct and up-to-date records for the purposes of the legislation relating to VAT and has preserved such records in such form and for such periods as are required by such legislation;

6.1.3
is not in arrears with any payment or returns required under any legislation relating to VAT and is not liable to any abnormal or non-routine payment, or any forfeiture or penalty or default surcharge, or to the operation of any penal provision or to pay any interest relating to VAT;

6.1.4	has not been required by HM Revenue & Customs to give security under any legislation relating to VAT; and

6.1.5	is not and has never been a member of VAT group for the purposes of S.43 VATA.

6.2	The Subsidiary Undertaking is not and has never been registered, and is not and has never been required to be registered, as a taxable person for the purposes of VAT.

6.3	The Disclosure Letter contains particulars of the prescribed accounting periods for VAT that apply to the Company.

6.4	The Disclosure Letter contains all relevant particulars of any property in respect of which an election has been made to waive exemption from VAT under paragraph 2 of Schedule 10 to the VATA.

6.5
The Disclosure Letter contains all relevant particulars of any assets owned by any Group Company which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

7	Stamp Duty

Each Group Company has duly paid all stamp duty land tax and all stamp duty reserve tax for which it is or has at any time been liable and no document pursuant to which a Group Company has any right is held by or on behalf of that Group Company outside the UK which would attract stamp duty if bought into the United Kingdom and no Group Company is liable to pay any penalty, interest or fine in respect of stamp duty or stamp duty reserve tax or to forfeiture of any relief from any such duty, penalty, interest or fine and so far as the Sellers is aware, there are no circumstances including execution, substantial performance of any contract for a land transaction and performance of this agreement which may result in a Group Company becoming liable to any such penalty, interest or fine or to any such forfeiture.

8	Tax Avoidance

8.1
No Group Company has incurred nor will any Group Company incur any Tax Liability as a consequence of the relevant Group Company entering into any scheme which has as its main purpose the avoidance of Tax.

8.2
No Group Company has engaged in any transaction or entered into any arrangements in respect of which it is reasonably foreseeable that there may be substituted, or that any Tax Authority may seek to substitute, for the purposes of any Taxation, consideration that is different, in amount or in nature, from the actual consideration given or received.

9	Miscellaneous

9.1
The Company has not done or been party to the doing of anything which would be an offence under section 766 ICTA (offences in connection with creation, issue or transfer of shares or debentures of overseas companies).

9.2
The Company is not required to bring into account for any Tax purposes any earnings, income, profits or gains of an entity which is resident for Tax purposes in a different jurisdiction from that of the relevant Group Company. In so far as UK Taxation is concerned, this refers to any amounts which might be required to recognised under Chapter IV Part XVII of ICTA (controlled foreign companies) or Section 13 TCGA (attribution of gains to members of certain non-resident companies).

9.3
To the extent that the Group Company has an interest in a controlled foreign company (as defined in section 747 (1) and (2) ICTA), exemption from apportionment does not depend and has not in any accounting period of the Company ending within the last three years depended solely on the controlled company in question pursuing an acceptable distribution policy (as defined by Part 1 Schedule 25 ICTA) and/or satisfying the test set out in Section 748 (3) (the motive test).

9.4	For each accounting period of the relevant Group Company ending within the last three years, the Disclosure Letter contains all relevant details of:

9.4.1	any Double Taxation Relief arising to the Group Company;

9.4.2	the utilisation of that Double Taxation Relief by way of credit against Tax or deduction in computing Tax by the Group Company;

9.4.3	the amounts (if any) of eligible unrelieved foreign tax (as defined by section 896B ICTA) arising to the Group Company;

9.4.4	the amounts (if any) of Double Taxation Relief that the Group Company has been unable to utilise or to treat as eligible unrelieved foreign tax;

9.4.5
the extent (if any) by which the amount of Double Taxation Relief which would otherwise arise or be available for utilisation or treatment as eligible unrelieved foreign tax falls or has fallen to be restricted or which it is reasonably foreseeable that a Tax Authority will seek to treat as restricted by reason of:

(a)	the application of Section 795A (failure to minimise the foreign tax in question) or

(b)	the application of Sections 798 or 803 ICTA (relief restricted to amount arising on profit margin) or

(c)	the existence of, or there having been, any scheme or arrangement the purpose, or one of the main purposes, of which is or was to give rise to an amount of Double Taxation Relief where

Double Taxation Relief means any Tax Relief referred to in Section 788 ICTA or given under Section 790 Taxes whether with respect to Tax withheld, deducted, or charged directly or with respect to underlying tax (as defined by Section 792 (1) ICTA).

Schedule 5

Intellectual Property Rights

TM Number	Mark Text	Type	Date	Status	Classes
2337771	ATLANTISWEB	WO	15.07.2003	Registered	09

Schedule 6

Deferred Consideration

1.	Definitions

1.1
In this schedule (unless inconsistent with the context or otherwise specified) the expressions defined in this paragraph shall have the meanings respectively set opposite them in that paragraph, and subject thereto the expressions defined in this Agreement shall have the same respective meanings wherever used in this schedule:-

"Agreed Operating Margins"	:	the CMO percentage for the relevant period as set out in the model attached as Appendix 1 less [**]%. The operating margin shall be calculated using the [**] in the model attached as Appendix 1;

"Buyer's Auditors"	:	the current auditors of the Buyer and any successor firm;

"Buyer's Group"	:	the Buyer, its parent undertakings and its subsidiary undertakings from time to time and any subsidiary undertaking for the time being of a parent undertaking of the Buyer;

"CMO	:	the margin from operations calculated in accordance with the methodology used by the Buyer's Group and as illustrated in Appendix 1;

"Deferred Consideration"	:	the deferred consideration calculated in accordance with paragraph 2 of this schedule;

"Earn Out Period"	:	the period from the first day of the Fiscal Year 2008 to the last day of the Fiscal Year 2010;

"European IOI Revenues"	:	IOI Revenues generated from clients based in Europe being the forty eight countries forming part of the continent which shall include the European Union and non-European Union countries;

"European Union"	:
an economic and political confederation of European nations which share a common foreign and security policy and co-operate on justice and home affairs created on 1 November 1993 by the Treaty for European Union (the Maastricht Treaty);

"FCL Products"	Software applications derived from or based on [**];

"Fiscal Year 2008"	the twelve months commencing on 1 May 2008;

"Fiscal Year 2009"	the twelve months commencing on 1 May 2009;

"Fiscal Year 2010"	the twelve months commencing on 1 May 2010;

"Global IOI Revenues"	:	all IOI Revenues earned anywhere in the world, including European IOI Revenues;

"Independent Accountants"	:
a firm of accountants of international standing appointed by agreement between the Buyer and the Sellers or, failing such agreement and within 3 Business Days of either the Buyer or the Sellers requesting an appointment (following notice to the other) appended by the President for the time being of the Institute of Chartered Accountants in England and Wales;

"IOI Group in FIX Division"	:	the Company, the Subsidiary Undertaking and the Buyer's existing IOI business (as Organically Grown);

"IOI Revenues"	:	shall be defined to include revenues earned in any asset class from the following businesses:

[**];

"Other Related Potential Business Opportunities":

(i)    IOI integration professional services directly related to integrating current and future FCL Products with Buyer's Group products or third party products for use by a third party (which for these purposes shall exclude a Buyer's Group company) who will pay for such integration and for the avoidance of doubt shall not include the technical integration as set out in paragraph 2.2 below and any other integration, including but not limited to [**];

(ii)	[**]

PROVIDED THAT IOI Revenues shall include [**] save as provided in paragraph 5.1.11.

"Organically Grown"	:	grown by the development of the existing business of the Company, the Subsidiary Undertaking and the Buyer's Group but excluding [**];

"Viewer"	:	A software application developed by the Company which is able to access and display messages and data shared within ioinet.

For the purposes of defining IOI Revenues in US$, all UK£ revenues shall be converted into US$ at a ratio of [**]. All EU€ revenues shall be first converted into UK£ at prevailing market rates ([**]) and shall then be converted to US$ from UK£ at the ratio of [**]. Rest of the world revenues shall be converted to US$ at prevailing market rates ([**]).

2.	Payment of Deferred Consideration

2.1
As further consideration for the sale of the Shares, the Sellers shall be entitled to the following payments in addition to the payment to be made at Completion in accordance with Clause 3 (such payments to be divided between the Sellers pro rata on the basis of their shareholding in the Company as set out in column 3 of Schedule 1):

2.1.1	within thirty (30) days of the last Business Day of the first calendar month of the Fiscal Year 2009:

(a)	£[**], provided that the IOI Group in FIX Division has achieved not less than US$[**] of Global IOI Revenues in Fiscal Year 2008;

(b)	£[**], provided that the IOI Group in FIX Division has achieved not less than US$[**] of European IOI Revenues in Fiscal Year 2008; and

(c)
provided that the IOI Group in FIX Division has achieved not less than US$[**] of Global IOI Revenues in Fiscal Year 2008, a cash payment equal to [**]% of Global IOI Revenues in Fiscal Year 2008 up to US$[**], plus [**]% of Global IOI Revenues in Fiscal Year 2008 between US$[**] and US$[**], plus[**]% of Global IOI Revenues in Fiscal Year 2008 in excess of US$[**].

2.1.2	within thirty (30) days of the last Business Day of the first calendar month after the end of Fiscal Year 2009:

(a)	£[**], provided that the IOI Group in FIX Division has achieved not less than US$[**] of Global IOI Revenues in Fiscal Year 2009;

(b)	£[**], provided that the IOI Group in FIX Division has achieved not less than US$[**] of European IOI Revenues in Fiscal Year 2009; and

(c)
provided that the IOI Group in FIX Division has achieved not less than US$[**] of Global IOI Revenues in Fiscal Year 2009, a cash payment equal to [**]% of Global IOI Revenues in Fiscal Year 2009 up to US$[**], plus [**]% of Global IOI Revenues in Fiscal Year 2009 between US$[**] and $[**], plus [**]% of Global IOI Revenues in Fiscal Year 2009 in excess of US$[**].

2.1.3	within thirty (30) days of the last Business Day of the first calendar month after the end of Fiscal Year 2010:

(a)	£[**], provided that the IOI Group in FIX Division has achieved not less than US$[**] of Global IOI Revenues in Fiscal Year 2010;

(b)	£[**], provided that the IOI Group in FIX Division has achieved not less than US$[**] of European IOI Revenues in Fiscal Year 2010; and

(c)
provided that the IOI Group in FIX Division has achieved not less than US$[**] of Global IOI Revenues in Fiscal Year 2010, a cash payment equal to [**]% of Global IOI Revenues in Fiscal Year 2010 up to US$[**], plus [**]% of Global IOI Revenues in Fiscal Year 2010 between US$[**] and $[**], plus [**]% of Global IOI Revenues in Fiscal Year 2009 in excess of US$[**];

in each case subject to [**] for the IOI Group in FIX Division. During the Earn Out Period, the targets set out at paragraphs 2.1.1, 2.1.2 and 2.1.3 may be adjusted by the mutual agreement of the Buyer and the Sellers. For the purpose of this paragraph, agreement by the Sellers to any adjustment to the targets set will require the consent of those Sellers who hold at least [**] per cent. of the Shares as at the Completion Date.

2.2
In addition, as further consideration for the sale of the Shares, the Sellers shall be entitled to the sum of US$1,000,000 on the successful technical integration (as defined below in this clause) of the combined IOI service of the Seller and the Buyer for customer use as soon as possible but in any event within six months of Completion. The Buyer and Sellers shall work together to accomplish the successful technical integration of the combined IOI service as early as is commercially reasonable after Completion and in any event not more than 6 months following Completion. For the purposes of this clause the successful technical integration of the combined IOI service of the Buyer and the Company shall be deemed to have taken place when after first mutually agreeing to a programme of development tasks to accomplish the objectives set forth below in such time that in fact has no materially adverse effect upon the parties' ability to complete the agreed development tasks within the time set forth in this paragraph 2.2:

(i)	FIX City has completed an agreed programme of development tasks which [**];

(ii)	FIX City has completed an agreed programme of development tasks which [**];

(iii)	[**];

(iv)	Fix City has completed an agreed programme of development tasks which [**]; and

(v)	ioinet has been rebranded to include the NYFIX logo and colour scheme.

(v)
In any event where the Buyer fails to complete agreed development tasks for which it is solely responsible (and has no FIX City dependencies) and where any such failure in fact has a materially adverse effect upon Fix City's ability to complete the agreed development tasks within the time set forth in this paragraph 2.2, and further, insofar as FIX City has first brought any such material failure to the attention of the Buyer within such time that the Buyer may reasonably remedy such failure without such failure having a materially adverse effect upon Fix City's ability to complete the agreed development tasks within the time set forth in this paragraph 2.2.

2.3
For the avoidance of doubt, the further consideration payments set out in this paragraph 2 shall (save in the case of paragraph 2.2), subject to the satisfaction of the relevant conditions set out above, be payable [**] under this paragraph 2.

3.	Set-off and Deduction

The Buyer shall be entitled to set-off against any amount otherwise payable to the Sellers pursuant to the provisions of this schedule any amount payable to the Buyer by the Sellers in the event of a breach of any of the Warranties or payable by the Sellers to the Buyer under the Tax Deed.

4.	Treatment of the IOI Group in FIX Division

4.1
The Buyer acknowledges and agrees that during the Earn Out Period, the Buyer shall [**] this Schedule 6. In addition, the Buyer acknowledges and agrees (having regard to the manner in which the Consideration for the Shares has been calculated) that the Sellers have a legitimate interest in ensuring that the IOI Group in FIX Division is maintained in the relevant years without prejudicing the business of the Buyer.

5.	Undertakings of the Buyer

5.1	The Buyer agrees and undertakes and the Company and the Subsidiary Undertaking agree and undertake (where relevant) with each of the Sellers that during the Earn Out Period:

5.1.1	it will provide the Company and the Subsidiary Undertaking with [**];

5.1.2	the Company shall not [**];

5.1.3	to procure that the business of the Company and/or the Subsidiary Undertaking are [**];

5.1.4	ensure that any goods or services provided to or in respect of the Company or the Subsidiary Undertaking by the Buyer [**];

5.1.5	that the memorandum and articles of association of the Company [**];

5.1.6	it will not change its accounting reference date;

5.1.7	neither the Company nor the Subsidiary Undertaking shall [**];

5.1.8	the Sellers shall be provided with [**] so that the Sellers can monitor progress against the milestones;

5.1.9	[**];

5.1.10	the Buyer will not require the Company to do anything (i) (save as provided in paragraph 5.1.12 below) other than on an arms length basis [**];

5.1.11	that to the extent that any [**];

5.1.12	[**], the Buyer and the Sellers will negotiate in good faith whether there should be any adjustment to any of the provisions of this Schedule 6 [**];

5.1.13
the Sellers shall consider any proposals made by the Buyer [**]. However, the Sellers will not withhold consent [**]. In the event of any termination of the agreement with [**] for any reason, the Sellers agree to [**];

5.1.14	the Buyer will co-operate with the Sellers to introduce the Company to the Buyer's Group Clients;

5.1.15	the Buyer will use reasonable endeavours to file an application with the FSA for authorisation as soon as reasonably practicable;

in each case, where relevant, save to the extent that the Company otherwise agrees with the Sellers in writing.

6.	Calculation of the IOI Revenues

6.1	The Buyer shall procure that the Company issue a certificate ("IOI Revenue Certificate") in respect of the relevant years stating the European IOI Revenue and the Global IOI Revenue for that year.

6.2
The Sellers may, by notice (the "Notice") to the Buyer delivered within 14 days of receipt by the Sellers of the IOI Revenue Certificate, require that [**] for determination in which case any referral shall be deemed a joint referral by the Sellers and the Buyer. [**] and any other matter referred to them shall be provided to the Buyer and the Sellers within 14 days of receipt of the Notice. If no Notice is served the IOI Revenue Certificate shall be deemed agreed by the Sellers.

6.3
If the Sellers continue to dispute the IOI Certificate by notifying the Buyer in writing, within 7 days of receipt of the Buyer's Auditors determination, requiring that the calculation of European IOI Revenue and the Global IOI Revenue be reviewed, the dispute will be referred to the Independent Accountants (acting as experts) in which case the referral shall be deemed a joint referral by the Sellers and the Buyer. If no such notice is served the decision of the Buyer's Auditors shall be deemed agreed by the Sellers. The Sellers shall be responsible for the costs of the Independent Accountants, save where the Independent Accountants determine that the Sellers are entitled to such sums which exceed those set out in the IOI Certificate. The decision of the Independent Accountants on the level of European IOI Revenue and the Global IOI Revenue and any other matter referred to them shall (except in the case of manifest error) be final and binding on the Sellers and the Buyer.

6.4
The Buyer shall procure that the Independent Accountants and the Sellers are each given access to all working papers prepared by the Company and the Subsidiary Undertaking or on their behalf and given any information and explanations they may reasonably request.

6.5	Upon the European IOI Revenue and the Global IOI Revenue being determined by the Buyer's Auditors or the Independent Accountants in accordance with this schedule, the Buyer shall notify the Sellers.

Appendix 1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

[**]

Schedule 7

Relevant Competitors

[**]

Schedule 8

Bank Balance Figures

Description	GBP
Starting Bank Balance	[**]
Outstanding Invoices	[**]

Accrued payables
Outstanding Creditors	[**]
Tax Provision 2007	[**]
Tax Provision Q1 2008	[**]
VAT Payable Apr 2008	[**]
VAT Provision Mar 2008	[**]
PAYE/NI	[**]
Ending Bank Balance	[**]

Dividend at Close	[**]
Profit left in the company	[**]

Actual Closing Bank Balance	[**]
assuming we pay no-one, and no-one pays us

SIGNED by	)
KARL SPENCER BREEZE	)
in the presence of	)	/s/ K. Breeze
	)	Karl Spencer Breeze

SIGNED by	)
AMY JANE MUDDIMER	)
in the presence of	)	/s/ A.J. Muddimer
	)	Amy Jane Muddimer

SIGNED by	)
PAUL DENBY SCOTT	)
in the presence of	)	/s/ Paul Scott
	)	Paul Denby Scott

SIGNED by	)
ANDREW SOUTHON	)
in the presence of	)	/s/ Andrew Southon
	)	Andrew Southon

SIGNED by	)
MATTHEW GEORGE BARKWAY	)
in the presence of	)	/s/ Matthew Barkway
	)	Matthew George Barkway

SIGNED by	)
duly authorised on behalf of	)	/s/ Christopher G. Smith	/s/ Paul Kelly
		Christopher G. Smith	Paul Kelly
NYFIX GLOBAL SERVICES, LIMITED	)

SIGNED by	)
duly authorised on behalf of	)	/s/ Steven R. Vigliotti
NYFIX, INC	)	Steven R. Vigliotti